      As filed with the Securities and Exchange Commission on September 12, 2002
                                      An Exhibit List can be found on page II-3.
                                                      Registration No. 333-_____

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   ----------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                          ONE VOICE TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)

         NEVADA                             7372                 95-4714338
(State or other Jurisdiction of      (Primary Standard        (I.R.S. Employer
Incorporation or Organization)          Industrial           Identification No.)
                                Classification Code Number)

                         6333 GREENWICH DRIVE, SUITE 240
                           SAN DIEGO, CALIFORNIA 92122
                                 (858) 552-4466
   (Address and telephone number of principal executive offices and principal place of business)

                              DEAN WEBER, PRESIDENT
                          ONE VOICE TECHNOLOGIES, INC.
                         6333 GREENWICH DRIVE, SUITE 240
                           SAN DIEGO, CALIFORNIA 92122
                                 (858) 552-4466
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)
                              --------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------


                                                          CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
                   TO BE REGISTERED                        REGISTERED         SECURITY(1)             PRICE               FEE
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Shares of common stock, $.001 par value                 15,091,500(2)            $0.16            $2,414,640

Total                                                                                                                   $222.15
======================================================= ================= ==================== ===================== ==============

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Nasdaq SmallCap Market on August 28, 2002.
(2) Includes (i) 3,500,000 shares of common stock; (ii) 10,800,000 shares underlying convertible debentures; (iii) 300,000 shares underlying warrants exercisable at $.20 per share; and (iv) 491,500 shares underlying warrants exercisable at $.252 per shares.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PRELIMINARY PROSPECTUS           SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2002

     The information in this prospectus is not complete and may be changed.

                          ONE VOICE TECHNOLOGIES, INC.
                              15,091,500 SHARES OF
                                  COMMON STOCK

         This prospectus relates to the resale by the selling stockholder of 15,091,500 shares of our common stock, based on current market prices. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder is deemed an underwriter of the shares of common stock, which they are offering.

         We will pay the expenses of registering these shares.

         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the NASD Over-The-Counter Bulletin Board under the symbol "ONEV." The last reported sales price per share of our common stock as reported by the NASD Over-The-Counter Bulletin Board on August 28, 2002, was $.16.

                                   ----------

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE _.

                                   ----------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 12, 2002.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by One Voice Technologies, Inc., with the Securities and Exchange Commission. The Selling Stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS.

ONE VOICE TECHNOLOGIES, INC.

         We are a developer of 4th generation voice solutions for the telecom, telematics, television and Internet appliance, and personal computer markets. Our Intelligent Voice(TM) solutions employ patentedand patent pending technology that allows people to use their voice to compose, send and receive messages, purchase products, access information, and control devices.

         Our technology allows people to talk with computers and wireless devices, such as cellular phones and personal digital assistants, in a way that has not been seen in any commercial product to date. Our technology engine allows worldwide consumers to talk, as if they were speaking to another person, and instantaneously access and interact with content on the World Wide Web. Internet users can talk with any website to search and find information through an interactive and entertaining experience.

         Our development efforts are focused on MobileVoice Messaging in the wireless market. This sector has both business and consumer market applications. MobileVoice Messaging is the only solution available that gives wireless phone users the ability to address, compose and send e-mail, phone to phone and paging messages using only their voice.

         Our initial product is the first in our line of intelligent voice interactive solutions. Our software is based on artificial intelligence that allows people to talk with their computers and wireless devices through everyday common speech. Our artificial intelligence technology is so advanced that it understands not only simple phrases but advanced linguistic concepts such as topic, subject and synonym relationships. By asking the user relevant questions, our software system can help clarify and learn from the user's requests.

                                  The Offering
Common stock offered by selling stockholders
(includes warrants and 200% of the shares underlying convertible notes....   Up to 15,091,500 shares, based on current
                                                                             market prices and assuming full conversion
                                                                             of the convertible note, with interest for
                                                                             two years. This number represents 30.96%
                                                                             of our current outstanding stock

Common stock to be outstanding after the offering                            Up to 66,349,924 shares

Use of proceeds...........................................................   We will not receive any proceeds from the
                                                                             sale of the common stock.

Over-The-Counter Bulletin Board ..........................................   ONEV

         The above information is based on 33,650,076 shares of common stock outstanding as of August 27, 2002 and assumes the subsequent conversion of our issued convertible note, with interest, and exercise of warrants by our selling stockholder.

                                  RISK FACTORS

         THIS INVESTMENT HAS A HIGH DEGREE OF RISK. BEFORE YOU INVEST YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE HARMED AND THE VALUE OF OUR STOCK COULD GO DOWN. THIS MEANS YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS:

WE HAVE LOST MONEY SINCE INCEPTION. WE EXPECT FUTURE LOSSES AND WE MAY NEVER BECOME PROFITABLE.

         Since inception, we have incurred significant losses. We expect to continue to incur net losses until sales generate sufficient revenues to fund our continuing operations. We may fail to achieve significant revenues from sales or achieve or sustain profitability. There can be no assurance of when, if ever, we will be profitable or be able to maintain profitability.

IF WE DO NOT BECOME PROFITABLE WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

         Our future sales and profitability depend in part on our ability to demonstrate to prospective customers the potential performance advantages of using voice interface software. To date, commercial sales of our software have been limited. A lack of a proven market or market studies for our product means that while we, software engineers and software magazine writers may believe the public will enthusiastically accept voice interface software, the true market for this product may be minor or nonexistent. This could result in little or no sales revenue without which we will not be able to continue our operations indefinitely.

WE HAVE A LIMITED OPERATING HISTORY WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

         Our current corporate entity commenced operations in 1999 and has a limited operating history. We have limited financial results on which you can assess our future success. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as voice recognition software, media delivery systems and electronic commerce.

         To address the risks and uncertainties we face, we must:

         --   establish and maintain broad market acceptance of our products and services and convert that acceptance into direct and indirect sources of revenues;
         --   maintain and enhance our brand name;
         --   continue to timely and successfully develop new products, product features and services and increase the functionality and features of existing products;
         --   successfully respond to competition from Microsoft and others, including emerging technologies and solutions; and
         --   develop and maintain strategic relationships to enhance the distribution, features and utility of our products and services.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING OUR BUSINESS OPERATIONS WILL BE HARMED.

         We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2002. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain contracts for the provision of voice interface software.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY.

         As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this section:

         --   how and when we introduce new products and services and enhance our existing products and services;
         --   our ability to attract and retain new customers and satisfy our customers' demands;
         --   the timing and success of our brand-building and marketing campaigns;
         --   our ability to establish and maintain strategic relationships;
         --   our ability to attract, train and retain key personnel;
         --   the demand for voice recognition Internet search software
              applications;
         --   the emergence and success of new and existing competition;
         --   varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure,
              domestically and internationally, including the hiring of new employees;
         --   technical difficulties with our products, system downtime, system failures or interruptions in Internet access;
         --   changes in the mix of products and services that we sell to our customers;
         --   costs and effects related to the acquisition of businesses or technology and related integration; and
         --   costs of litigation and intellectual property protection.

         In addition, because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results.

         For these reasons, you should not rely on period-to-period comparisons of our financial results, if any, as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

WE ARE A DEVELOPMENT-STAGE COMPANY AND UNEXPECTED OR UNCONTROLLABLE BUSINESS OR ECONOMIC FORCES ARE MORE LIKELY TO HARM US.

         We are in the development or starting stages of our business plan and are therefore more vulnerable to unexpected or uncontrollable business and economic forces. We lack any loyalty and brand name recognition from potential customers and business partners. Unknown software errors may not be corrected in time to develop a sustainable customer base. Unfavorable product reviews or news reports could squelch early sales efforts. A competitor may quickly release a better version of a similar product before we can complete our development efforts. Economic conditions such as a national or world recession, international trade restrictions on computer product sales, or a slowdown in new technology growth could reduce our revenues below financially-healthy levels. The risks of a development-stage company include a lack of job security for employees and the possible loss of all investment funds by investors

OUR CURRENT AND POTENTIAL COMPETITORS, SOME OF WHOM HAVE GREATER RESOURCES AND EXPERIENCE THAN WE DO, MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAY CAUSE DEMAND FOR, AND THE PRICES OF, OUR PRODUCTS TO DECLINE.

         A number of companies have developed, or are expected to develop, products that compete with our products. Competitors in the voice interface software market include IBM, Lernout and Hauspie Speech Products, SpeechWorks and Nuance. We expect additional competition from other companies such as Microsoft, who has recently made investments in, and acquired, voice interface technology companies. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective customers.

         Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

ANY INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY COULD HARM OUR ABILITY TO COMPETE.

         Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret laws, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

         We have recently been issued our first patent. In addition we have recieived a notice of allowance rearding a second patent and have a patent pending status on a third patent. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with competitive advantage or to prevent competitors from entering the markets for our products. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we license our products internationally, and the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

OUR PRODUCTS MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS AND RESULTING CLAIMS AGAINST US COULD BE COSTLY AND REQUIRE US TO ENTER INTO DISADVANTAGEOUS LICENSE OR ROYALTY ARRANGEMENTS.

         The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing upon known proprietary rights of third parties, we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and management's attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Furthermore, former employers of our employees may assert that these employees have improperly disclosed confidential or proprietary information to us. Any of these results could harm our business. We may be increasingly subject to infringement claims as the number of, and number of features of, our products grow.

IF THE STANDARDS WE HAVE SELECTED TO SUPPORT ARE NOT ADOPTED AS THE STANDARDS FOR SPEECH-ACTIVATED SOFTWARE, BUSINESSES MIGHT NOT USE OUR SPEECH-ACTIVATED SOFTWARE PLATFORM FOR DELIVERY OF APPLICATIONS AND SERVICES, AND OUR REVENUE GROWTH COULD BE NEGATIVELY AFFECTED.

         The market for speech-activated services software is new and emerging. Certain industry software standards have, however, been established but may change as the technology evolves. We may not be competitive unless our products support changing industry software standards. The emergence of industry standards other than those we have selected to support, whether through adoption by official standards committees or widespread usage, could require costly and time consuming redesign of our products. If these standards become widespread and our products do not support them, our clients and potential clients may not purchase our products, and our revenue growth could be adversely affected. Multiple standards in the marketplace could also make it difficult for us to design our products to support all applicable standards, which could also result in decreased sales of our products.

OUR FAILURE TO RESPOND TO RAPID CHANGE IN THE MARKET FOR SPEECH-ACTIVATED SERVICES SOFTWARE COULD CAUSE US TO LOSE REVENUE AND HARM OUR BUSINESS.

         The speech-activated services software industry is relatively new and rapidly evolving. Our success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing end-user requirements and incorporate technological advancements. If we are unable to develop new products and enhanced functionalities or technologies to adapt to these changes, or if we cannot offset a decline in revenue from existing products with sales of new products, our business will suffer.

         Commercial acceptance of our products and technologies will depend, among other things, on:

         --   the ability of our products and technologies to meet and adapt to the needs of our target markets;
         --   the performance and price of our products as compared to our competitors' products;
         --   our ability to deliver customer service directly and through our resellers; and
         --   the ability of our customers to utilize our product.

OUR PRODUCTS MAY NOT BE 100% ACCURATE AT RECOGNIZING SPEECH OR AUTHENTICATING SPEAKER IDENTITIES AND WE COULD BE SUBJECT TO CLAIMS RELATED TO THE PERFORMANCE OF OUR PRODUCTS. ANY CLAIMS, WHETHER SUCCESSFUL OR UNSUCCESSFUL, COULD RESULT IN SIGNIFICANT COSTS AND COULD DAMAGE OUR REPUTATION.

         Speech recognition, natural language understanding and authentication technologies, including our own, are not 100% accurate. Our customers will use our products to provide important services to their customers. Any misrecognition of voice commands or incorrect authentication of a user's voice in connection with these transactions could result in claims against us or our customers for losses incurred. Although our contracts will typically contain provisions designed to limit our exposure to liability claims, a claim brought against us for misrecognition or incorrect authentication, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of the limitation of liability, disclaimer of warranty or other protective provisions contained in our contracts.

THERE ARE RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS MADE BY US AND ACTUAL RESULTS MAY DIFFER.

         Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

         --   discuss our future expectations;
         --   contain projections of our future results of operations or of our financial condition; and
         --   state other "forward-looking" information.

         We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

RISKS RELATING TO OUR CURRENT FINANCING AGREEMENT:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE NOTE, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         As of August 28, 2002, we had 33,650,076 shares of common stock issued and outstanding and convertible promissory notes outstanding that may be converted into an estimated 9,691,500 shares of common stock at current market prices, and outstanding options and warrants to purchase 5,247,396 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible note may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the note and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE NOTES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

          Our obligation to issue shares upon conversion of our convertible securities is essentially limitless.

         The following is an example of the amount shares of our common stock that is issuable, upon conversion of our convertible notes, based on market prices 25%, 50% and 75% below the market price, as of August 28, 2002 of $0.16.

                                         With          Number of Shares     Percentage of
% Below Market    Price Per Share   Discount of 20%       Issuable        Outstanding Stock
--------------    ---------------   ---------------       --------        -----------------
      25%              $.12              .10              7,020,000             17%
      50%              $.08              .06             11,700,000             26%
      75%              $.04              .03             23,400,000             41%

As illustrated, the number of shares of common stock issuable upon conversion of our convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE NOTE AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon conversion of the convertible note and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 9.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

RISKS RELATING TO OUR COMMON STOCK:

OUR DIRECTORS AND EXECUTIVE OFFICERS BENEFICIALLY OWN APPROXIMATELY18.01% OF OUR STOCK; THEIR INTERESTS COULD CONFLICT WITH YOURS; SIGNIFICANT SALES OF STOCK HELD BY THEM COULD HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE; STOCKHOLDERS MAY BE UNABLE TO EXERCISE CONTROL.

         As of August 28, 2002 , our executive officers, directors and affiliated persons beneficially own approximately 18.01% of our common stock. Dean Weber, our chief executive officer and chairman of the board, beneficially owns approximately 16.52% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

         --   elect or defeat the election of our directors;
         --   amend or prevent amendment of our articles of incorporation or bylaws;
         --   effect or prevent a merger, sale of assets or other corporate transaction; and
         --   control the outcome of any other matter submitted to the
              stockholders for vote.

         As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

         Public market analysts and investors have not been able to develop consistent financial models for the Internet market because of the unpredictable rate of growth of Internet use, the rapidly changing models of doing business on the Internet and the Internet's relatively low barriers to entry. As a result, and because of the other risks discussed in this prospectus, it may be likely that our actual results will not meet the expectations of public market analysts and investors in future periods. If this occurs, the price of our common stock will likely fall.

OUR COMMON STOCK IS SUBJECT TO "PENNY STOCK" RULES.

         The Securities and Exchange Commission (the "Commission") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder of our company. There will be no proceeds to our company from the sale of shares of common stock in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock trades on the NASD Over-The-Counter Bulletin Board under the symbol "ONEV." The Over-The-Counter Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

         For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                    Low        High
                                    ---        ----
2000
----
First Quarter                       8.00     27.75
Second Quarter                      9.00     24.00
Third Quarter                       6.56     17.25
Fourth Quarter                      1.13      9.75

2001
----
First Quarter                        .9375    2.4844
Second Quarter                       .34      2.75
Third Quarter                        .45      1.20
Fourth Quarter                       .20       .82

2002
----
First Quarter                        .37      1.03
Second Quarter                       .23       .79
Third Quarter*                       .13       .36

*(as of August 28, 2002)

         As of August 28, 2002, our common stock shares were held by 3,035 stockholders of record. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of our outstanding common stock is held of record in broker "street names" for the benefit of individual investors. The transfer agent of our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

DIVIDEND POLICY

         Our board of directors determines any payment of dividends. We do not expect to authorize the payment of cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements, and other business and financial considerations.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR PLAN OF OPERATION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 WHICH ARE BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS."

OVERVIEW

         With millions of PC-based voice products deployed globally, One Voice is one of the voice sectors top technology providers behind Microsoft. One Voice has the products and technology to develop voice driven user interfaces to allow the Home Video Entertainment industry to deliver to their end users a "Voice Experience". A "Voice Experience" integrates the latest voice technology and multi-media content to allow users to interact with their computers in a multitude of new ways. User's can now navigate through content, surf the Internet, ask questions, participate in two-way conversations, search for information and play games by engaging their computers in an interactive spoken dialogue.

         In the telecommunications sector, One Voice has developed a server-based, scalable voice technology platform that targets the mobile communications market. The MobileVoice(TM) Platform operates, delivers and supports a comprehensive suite of text messaging and two-way voice service applications, i.e., all using voice interface. One Voice is the first and only company to offer free-form Voice-to-Text Email, SMS, Instant Messaging and Paging from any phone all by voice. It was designed based on years of voice technology R&D and patented technology. The platform is easy to support and maintain and supports all digital and analog mobile handsets. The system delivers high accuracy performance in all mobile modes and environments. The system operates in a speaker independent mode for several services including Voice-Activated Dialing, Email Readback and Voice Mail. For Voice-to-Text messaging the system can be trained to recognize the user's speech in just seven minutes. Once training is completed, the system allows subscribers to send free-form SMS, Email and Paging messages to anyone, anytime.

         On January 9, 2002, we announced a partnering with OZ Communications Inc., a Unified Messaging/Presence Management company, to co-develop advanced solutions for the wireless and enterprise markets. The partnership promises to leverage each company's core competences to bring new, state-of-the-art Presence and Instant Messaging solutions to markets around the world. This announcement also marked the completion of our integration with the OZ platform creating a complete PC-to-Phone instant messaging solution for enterprise and wireless carriers. Subsequently, OZ and One Voice have participated in joint demonstrations and customer proposals.

         On January 16, 2002, we announced our membership in Wireless Village, the Mobile Instant Messaging and Presence Services (IMPS) Initiative. Founded in 2001 by Telecom industry leaders Ericsson, Motorola and Nokia, Wireless Village has gathered industry experts and leading companies in Instant Messaging to generate pre-standards specifications, provide interoperability and to build a community of supporting organizations. The membership will give One Voice an opportunity to participate in the definition and evaluation of standards including the use of its voice technology in all forms of Instant Messaging. One Voice plans to incorporate these key standards into its MobileVoice(TM) services for wireless carriers.

         On February 5, 2002, we received a Notice of Allowance from the U.S. Patent and Trademark Office regarding our patent entitled "Object Interactive User Interface Using Speech Recognition and Natural Language Processing". This patent, filed in October 1999, is the first of a series of 4th Generation voice technology patents covering human to computer interaction with Natural Language Processing (NLP) intelligence and Speech Recognition input from desktop, embedded and wireless devices. One Voice is now entering the final patent stage by filing the appropriate issuance documents and fees and anticipates formal issuance in the coming months. Upon issuance, the patent will be available for viewing on both the One Voice and the U.S. Patent and Trademark Office web sites.

         On April 1, 2002, we announced that we were selected by Warner Home Video ("WHV") to incorporate our industry leading voice technology on the Harry Potter and the Sorcerer's Stone DVD. Our technology was distributed on every Harry Potter and the Sorcerer's Stone DVD globally in six languages. We estimate the distribution of this title alone to exceed 10 million copies. Under this agreement, WHV agrees to exclusively utilize One Voice as its preferred developer of voice technology and to grant us a right of first negotiation for additional titles. This agreement puts One Voice in a very strong position in the industry since we currently believe that we have no competitors.

         Our initial estimates are over 1 million unique installations of our voice technology have occurred from the Harry Potter and the Sorcerer's Stone DVD with very positive feedback from WHV regarding the performance and acceptance of our technology. In July, 2002 we completed a second DVD title for WHV, whose title is to be announced shortly. We currently have sent proposals, for additional DVD licensing, out to Columbia TriStar Home Entertainment/Sony Pictures and New Line Cinema. There are no guarantees that either proposal will be accepted.

         On May 21, 2002, we announced that we had signed a sales agreement for our voice solutions in the Interactive Home Entertainment market with InterActual Technologies, Inc., a leading developer of digital video entertainment for major motion picture studios. Under the terms of the agreement, InterActual will actively sell One Voice's technology in upcoming DVD titles that contain InterActual's technology. One Voice worked jointly with InterActual to bring voice technology to the blockbuster DVD Harry Potter and the Sorcerer's Stone produced by Warner Home Video. InterActual has a very impressive track record with the major studios and will be a valuable partner in targeting this fast-growing market.

         On June 26, 2000, we announced the introduction of MobileVoice(TM) Enterprise - a complete communications and messaging solution designed for small to large corporate use. This scalable solution includes One Voice's advanced voice technology for Voice-Activated Dialing, E-Mail, SMS, Instant Messaging and Paging. One Voice is currently forming distribution partnerships to accelerate penetration of their services in the Enterprise market. Improving inter-company and intra-company communications is an immediate way for enterprises to reduce costs, accelerate key business processes and improve workflow. The MobileVoice Platform is uniquely positioned to deliver powerful and cost-effective solutions in the corporate sector. It was designed for high availability and reliability, and can be scaled from a single server solution capable of handling small companies to a multi-server solution for large geographically dispersed enterprises. The Enterprise solution, which resides behind the corporate firewall, offers mobile access to business critical information while maintaining the highest levels of corporate security. Additionally, the solution works with any mobile phone make or model and on all wireless carrier networks. Our efforts in this sector will complement our focus on the wireless and wireline markets and will be an additional source of revenue for the company.

         On July 1, 2002, we announced impressive results from a major quantitative research study among current mobile phone subscribers in the U.S. The study was conducted with subscribers from carriers including: Verizon, Cingular, AT&T Wireless, Sprint PCS and Nextel. As representative of the entire subscriber base of these carriers, the results were overwhelming in terms of demand and willingness to pay for One Voice's MobileVoice Activated Dialing, MobileVoice Send and MobileVoice Read services. The study was paid for by One Voice and performed by the independent firm Harris Interactive, one of the world's largest and most respected market research firms and creator of the well-known Harris Poll(TM). The study delivered results that are highly accurate (+/- 4%) in terms of representation of the entire customer base and the ability to project the results. The study also showed that an overwhelming majority (over 75%) of mobile phone users were interested in MobileVoice and were willing to pay an average of $20 per month incremental to their current phone bill. Specifically, the percentages of mobile phone users indicating interest in MobileVoice were as follows: MobileVoice Activated Dialing (76%), MobileVoice Send - sending E-Mail, Instant and SMS messages (63%) and MobileVoice Read - E-Mail reader (49%). They highlight the opportunity for the MobileVoice services and the ability to generate incremental revenue, with high margins, for telco carriers who are under increasing profit pressure and are looking for ways to generate incremental revenue from their existing infrastructure and handsets, while minimizing capital expenditures. The MobileVoice services utilize existing infrastructure equipment, require little upfront carrier cost and can be offered to 100% of a carrier's subscriber base immediately, regardless of the phone make, model or technology (GSM, CDMA, TDMA, iDEN).

         On July 9, 2002, we announced we had joined Microsoft, Cisco, Intel, Comverse and several other industry leading companies in the SALT (Speech Application Language Tags) Forum. The SALT Forum is chartered with developing an open, platform-independent solution for telephony and multimodal speech applications. This Forum brings together a diverse group of companies sharing a common interest in developing and promoting speech technologies for multimodal applications.

         On July 22, 2002, we demonstrated our MobileVoice solutions at the Cool Demo Lounge portion of the VOX2002 conference held at the Hyatt Regency Embarcadero in San Francisco, California. The Kelsey Group, which hosted the event, selected One Voice as one of a small number of industry leaders, to demonstrate breakthrough wireless applications. The Kelsey Group expects voice-activation of `everyday' services to have a much needed multiplier effect on telecommunications carriers' top line revenues. The conference focused on voice and wireless applications and their use in a variety of markets. Attendees include telecommunications operators, unified messaging vendors and corporations interested in applying voice technology in a variety of different solutions. The Cool Demo Lounge event focused on hot new applications that solve real world problems and drive return on investment in the wireless telecommunications industry. During our presentation, we sent a voice-to-text message consisting of "The Pledge of Allegiance" from a mobile phone on stage to multiple mobile devices in the audience.

         In July 2002, we were selected by SAIC (Science Applications International Corporation), a leading technology integrator for the government and telecommunications industries, to be included in their Request For Information (RFI) for a telematics solution for a large automotive manufacturer. We were selected for inclusion in this RFI based on our technology and expertise in the voice sector. SAIC has assembled a team of companies, including One Voice, to provide a telematics solution for the requesting automotive manufacturer. Our position on the team would be to create the voice interface for the project. The next step in this process is for SAIC to be selected to submit a proposal, known as a Request For Proposal or RFP. There is no guarantee that SAIC will be selected to submit a proposal nor if a proposal is submitted that it will be accepted.

         In July 2002 we were selected by an educational software company to develop a prototype voice driven PC based application. Both companies jointly agreed to work together to add our voice technology into one of their existing PC based educational titles. This prototype was completed in August 2002 and will be evaluated for full deployment in their educational titles. If accepted, we anticipate this project to be royalty based with domestic distribution. There are no guarantees that this prototype will lead to a contract nor subsequent distribution of any kind.

RESULTS OF OPERATIONS

         The following table sets forth selected information from the statements of operations for the three months ended June 30, 2002 and 2001.

                  SELECTED STATEMENT OF OPERATIONS INFORMATION

                            Quarter Ended           Quarter Ended
----------------------------------------------------------------------
                            June 30, 2002           June 30, 2001
----------------------------------------------------------------------
                          -------------------     ------------------
----------------------------------------------------------------------
Net Revenues                $        306             $     61,162
---------------------------------------------------------------------
Operating expenses          $  2,110,846             $  1,832,494
----------------------------------------------------------------------
Net loss                    $ (2,110,540)            $ (1,774,661)
----------------------------------------------------------------------

DISCUSSION OF THE THREE MONTHS ENDED JUNE 30, 2002 COMPARED WITH THE THREE MONTHS ENDED JUNE 30, 2001.

         Net revenues totaled $306 for the three months ended June 30, 2002. Net revenues of $61,162 were earned for the three months ended June 30, 2001. The recognition of revenues in the second quarter of 2001 resulted primarily from product licensing in exchange for advertising as compared to none during the second quarter of 2002. The Company currently has one project, which will be recognized into revenues in the third quarter of 2002.

         Operating expenses increased to $2,110,846 for the three months ended June 30, 2002, as compared to $1,832,494 for the same period in 2001. This increase in operating expenses over the same quarter in 2001 was a direct result of the increase in the non-cash interest expense associated with debt financings. Non-cash interest expense increased $824,314 to $861,367 for the three months ended June 30, 2002, as compared to $37,053 for the same period in 2001. All other expense categories decreased for the period as compared to the year prior. Salary and wage expense was $367,437 for the three months ended June 30, 2002 as compared to $504,765 for the same period in 2001. The decrease in 2002 as compared to 2001 arose primarily from the decreased labor force, which we have restructured to accommodate our new direction into the telecom, telematics and TV/Internet appliance initiatives. Advertising and promotion expense totaled $11,282 for the three months ended June 30, 2002 as compared to $50,146 for the same period in 2001. Advertising and promotion expense reduction resulted from the company discontinuing all direct to consumer marketing campaigns and focusing on other distribution channels. Professional fees and consulting expenses decreased to $136,186 for the three months ended June 30, 2002 from $205,878 for the same period in 2001. Depreciation and amortization expenses decreased to $213,216 for the three months ended June 30, 2002 from $352,992 for the same period in the prior year, primarily due to the IBM License having been fully amortized in the prior period. Amortization and Depreciation expenses consisted of patent and trademarks, computer equipment, consultant fees, and tradeshow booth.

         We had a net loss of $2,110,540 or basic and diluted net loss per share of $0.07 for the three months ended June 30, 2002 compared to $1,774,661 or basic and diluted net loss per share of $0.13 for the same period in 2001.

                  SELECTED STATEMENT OF OPERATIONS INFORMATION

                            6 Months Ended          6 Months Ended
----------------------------------------------------------------------
                            June 30, 2002            June 30, 2001
----------------------------------------------------------------------
                          -------------------     ------------------
----------------------------------------------------------------------
Net Revenues                 $    284,931            $    124,860
----------------------------------------------------------------------
Operating expenses           $  3,998,943            $  4,124,257
----------------------------------------------------------------------
Net loss                     $ (3,744,197)           $ (4,023,377)
----------------------------------------------------------------------

DISCUSSION OF THE SIX MONTHS ENDED JUNE 30, 2002 COMPARED WITH THE SIX MONTHS ENDED JUNE 30, 2001.

         Net revenues totaled $284,931 for the six months ended June 30, 2002. Net revenues of $124,860 were earned for the six months ended June 30, 2001. The recognition of revenues in the first six months of 2002 resulted primarily from product licensing and work performed for Warner Home Video. The recognition of revenues in the first six months of 2001 resulted primarily from product licensing in exchange for advertising.

         Operating expenses decreased to $3,998,943 for the six months ended June 30, 2002 from $4,124,257 for the same period in 2001. The net decrease in operating expenses over the same quarter in 2001 was a direct result of the increased non-cash interest expense associated with debt financings being offset by all other expense categories, which decreased for the period as compared to the year prior. Non-cash interest expense increased $1,363,091 to $1,430,404 for the three months ended June 30, 2002, as compared to $67,313 for the same period in 2001. Salary and wage expense decreased to $744,468 for the six months ended June 30, 2002 as compared to $1,302,520 for the same period in 2001. The decrease in 2002 as compared to 2001 arose primarily from the decreased labor force, which we have restructured to accommodate our new direction into the telecom, telematics and TV/Internet appliance initiatives. Advertising and promotion expense totaled $18,591 for the six months ended June 30, 2002 as compared to $261,210 for the same period in 2001. Advertising and promotion expense reduction resulted from the company discontinuing all direct to consumer marketing campaigns and focusing on other distribution channels. Professional fees and consulting expenses decreased to $304,914 for the six months ended June 30, 2002 from $344,714 for the same period in 2001. Depreciation and amortization expenses decreased to $424,517 for the six months ended June 30, 2002 from $705,849 for the same period in the prior year, primarily due to the IBM License having been fully amortized in the prior period. Amortization and Depreciation expenses consisted of patent and trademarks, computer equipment, consultant fees, and tradeshow booth.

              We had a net loss of $3,744,197 or basic and diluted net loss per share of $0.13 for the six months ended June 30, 2002 compared to $4,023,377 or basic and diluted net loss per share of $0.31 for the same period in 2001.

The following table sets forth selected information from the statements of operations for the twelve months ended December 31, 2001 and 2000.

SELECTED STATEMENT OF OPERATIONS INFORMATION

                               Year Ended            Year Ended
                             Dec. 31, 2001          Dec. 31, 2000
                         -------------------     ------------------
Net Revenues                  $  185,934              $   51,193
Operating expenses            $8,938,203              $9,338,423
Net loss                     $(8,778,279)            $(9,397,620)

DISCUSSION OF TWELVE MONTHS ENDED DECEMBER 31, 2001 COMPARED WITH THE TWELVE MONTHS ENDED DECEMBER 31, 2000.

         Net revenues totaled $185,934 for the twelve months ended December 31, 2001, primarily from barter transactions. Net revenues of $51,193 were earned for the twelve months ended December 31, 2000. The recognition of revenues resulted primarily from product licensing in exchange for advertising.

         Operating expenses decreased to $8,938,203 for the twelve months ended December 31, 2001 from $9,338,423 for the same period in 2000. The decrease in operating expense was a direct result of a decrease in salaries and wages, managements efforts to cut costs primarily from reduced promotional activities such as tradeshows and a reduction in costly outside services including consultant activities. Salary and wage expense was $2,109,488 for the twelve months ended December 31, 2001 as compared to $2,242,508 for the same period in 2000. The decrease in 2001 as compared to 2000 arose primarily from the decreased labor force, which we have restructured to accommodate our new direction into the telecom, telematics and TV/Internet appliance initiatives. Advertising and promotion expense totaled $387,844 for the twelve months ended December 31, 2001 as compared to $689,973 for the same period in 2000. Advertising and promotion expense reduction resulted from the limited marketing activities related to the new products which are in development test stage for the telecom, telematics and TV/Internet appliance markets. Legal and consulting expenses decreased to $805,929 for the twelve months ended December 31, 2001 from $974,601 for the same period in 2000. Depreciation and amortization expenses increased to $1,229,215 for the twelve months ended December 31, 2001 from $1,029,990 for the same period in the prior year, primarily due to amortization of patent and trademarks, computer equipment, consultant fees, and tradeshow booth.

         We had a net loss of $8,778,279 or basic and diluted net loss per share of $0.59 for the twelve months ended December 31, 2001 compared to $9,397,620 or basic and diluted net loss per share of $0.76 for the same period in 2000.

LIQUIDITY AND CAPITAL RESOURCES

         At June 30, 2002, we had working capital of $404,432 as compared with $2,203,489 at June 30, 2001.

         Net cash used for operating activities was $754,176 for the quarter ended June 30, 2002 compared to $1,305,661 for the quarter ended June 30, 2001. From inception on January 1, 1999 to June 30, 2002, net cash used for operating activities was $17,354,962.

         Net cash used for investing activities was $8,976 for the quarter ended June 30, 2002 compared to $62,145 for the quarter ended June 30, 2001. From inception on January 1, 1999 to June 30, 2002, net cash used for investing activities was $4,608,549.

         Net cash provided by financing activities was $723,831 for the quarter ended June 30, 2002 compared to $840,020 for the quarter ended June 30, 2001. From inception on January 1, 1999 to June 30, 2002 net cash provided by financing activities was $22,733,747.

         We incurred a net loss of $2,110,540 during the quarter ended June 30, 2002, and had an accumulated deficit of $23,702,311. Our losses through June 2002 included amortization of software licensing agreements and development costs, salaries and wages, interest and general operating expenses. Sales of our equity securities have allowed us to maintain a positive cash flow balance from financing activities.

         Cash flow from sales began in the first quarter 2002.

         On May 7, 2002, we closed a non-exclusive equity financing agreement for up to $5.8 million with Stonestreet Limited Partnership, with an initial put demand by us for $800,000 which funded at closing. The initial $800,000 was in exchange for 2,666,666 shares of our common stock at a price of $0.30 per share. In addition, at closing, we issued 300,000 warrants to purchase shares of our common stock at an exercise price of $0.43 per share. We also paid a one-time finders fee of $48,000 and issued 75,000 warrants with an exercise price of $0.43 per share. For the remaining $5 million, on a monthly basis, we can exercise our right to require Stonestreet to purchase a discretionary amount of our common stock, as determined by us, subject to the terms of the agreement. The monthly amount we can require Stonestreet to purchase is between $100,000 and $400,000, depending on average volume levels and price, from which the offering price of our common stock is determined on a formula as set forth in the agreement.

         On August 8, 2002, we repriced Stonestreet's May 2002 investment and issued them 833,334 shares of common stock. In addition, we repriced Stonestreet's common stock purchase warrants exercise price to $.20 per share.

         On August 8, 2002, we entered into securities purchase agreement with two accredited investor, Stonestreet Limited Partnership and Alpha Capital Aktiengesellschaft for the issuance of 4% convertible debentures in the aggregate amount of $650,000. The debentures are convertible into common stock at a conversion price of the lower of $.242 or 80% of the average of the five lowest closing bid prices for the common stock thirty days prior to conversion. In addition, an aggregate of 491,400 common stock purchase warrants were issued to the investors. Each common stock purchase warrant has an exercise price of $.252. The commissions for the transactions were 8%. The offering of convertible debentures was exempt from registration under Rule 506 of Regulation D and under
Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

         The losses through the quarter ended June 30, 2002 were due to minimal revenue and our operating expenses, with the majority of expenses in the areas of: debt issue costs, salaries, legal fees, consulting fees, insurance, licensing cost, as well as amortization expense relating to software development. We face considerable risk in completing each of our business plan steps, including, but not limited to: a lack of funding or available credit to continue development and undertake product rollout; potential cost overruns; a lack of interest in our solutions in the market on the part of wireless carriers or other customers; potential reduction in wireless carriers which could lead to significant delays in consummating revenue bearing contracts; and/or a shortfall of funding due to an inability to raise capital in the securities market. Since further funding is required, and if none is received, we would be forced to rely on our existing cash in the bank or secure short-term loans. This may hinder our ability to complete our product development until such time as necessary funds could be raised. In such a restricted cash flow scenario, we would delay all cash intensive activities including certain product development and strategic initiatives described above.

                                    BUSINESS

OVERVIEW

         One Voice Technologies, Inc. is the industry's founder of 4th Generation voice solutions for the Telecom, Telematics, TV/Internet and Interactive Multimedia markets. One Voice's technology allows people to use everyday speech to send and receive e-mail, instant messages and SMS (Short Message Service), control devices, access information and purchase products. The Company's solutions have the opportunity to revolutionize the way people use phones (wired and wireless), PC's, PDA's, TV's, Internet appliances and automobiles by making them more mobile, convenient, safer and easier to use. Located in San Diego, California, the Company has 13 full-time employees and is traded on the NASDAQ exchange under the symbol "ONEV." One Voice commenced operations as Conversational Systems, Inc. on January 1, 1999 as a privately held California corporation, and on July 14, 1999, merged into Dead On, Inc., a publicly traded company incorporated in Nevada in 1995. On September 9, 1999, the company officially changed its name to One Voice Technologies, Inc.

One Voice's solutions can be server-based or embedded in devices, each of which incorporates the most sophisticated 4th Generation Voice Technology in the market today. Over the past six years, One Voice's engineers have developed their Intelligent Voice Platform(TM) (IVP) based on patented and patent-pending speech technology. Designed from the ground up, the system has been optimized for high performance in any environment and can handle accents, background noise and data communication limitations that are common in mobile environments around the world. One Voice's suite of applications offers the only mobile, completely integrated messaging and Voice Activated Dialing solution. This suite offers users a comprehensive, voice-based messaging and dialing solution that is completely hands-free and much faster and easier to use than competitive products.

MARKET OPPORTUNITY
------------------

The presence of voice technology as an interface in mobile communications is of paramount importance. Voice interface technology makes portable communications products mobile, more effective and safer to use. One Voice's development efforts currently are focused on the Telecom market and more specifically on mobile communications and mobile messaging. The Messaging market, which has both business and consumer market applications including: E-mail, Instant Messages, SMS (Short Message Service), and Paging, is extremely large and is growing at an astonishing rate. Over six trillion text messages are sent globally every year, and messaging has also shown the consistent ability to generate significant revenue. One Voice solutions enable users to send, intelligently route and receive text messages using voice from any type of phone (wired or wireless) anywhere in the world.

One Voice's solutions address the entire phone market including analog, digital, CDMA, TDMA, GSM, iDen and wired phones, allowing telephony carriers and users to deploy solutions quickly with little additional effort. Given the growing competition in the wireless markets and the opportunities presented by the Mobile Internet, One Voice's 4th Generation Voice Technology is well positioned for commercialization.

One Voice is focused on communications solutions that are mobile, not just portable. Devices like PDAs, Laptops and Cell Phones are highly portable because they are easily transported from location to location, but they are not necessarily mobile (i.e. easy to use while one is moving). Mobile solutions are not only portable, but they are easy and safe to operate while moving. Portable solutions such as cell phones, PDAs and laptops are not easy to operate safely while operating motor vehicles, especially in crowded and intense traffic. Case in point, New York has passed legislation requiring hands-free use of cell phones and any other communication device during the operation of an automobile citing safety concerns. Currently 42 other states are considering similar legislation. Additional legislation could significantly increase the immediate demand for a completely integrated and voice activated mobile communication solution. One Voice's technology supports hands-free operation and will bring mobile phones and other devices into compliance with the newly adopted legislation.

ONE VOICE SERVICES
------------------

The MobileVoice Platform was designed based on patented voice technology and years of research and development. The platform is server-based, so it is easy to deploy and maintain and because it does not require a mobile device upgrade, it works with 100% of a carrier's subscriber base handsets. Optimized for mobile environments, the system uses a modular architecture that is highly reliable, scalable and redundant and delivers unparalleled performance in terms of accuracy and functionality.

MOBILEVOICE ACTIVATED DIALING(TM)
Designed from the ground up to meet the unique needs of wireless carriers, MobileVoice Activated Dialing is server-based and delivers higher levels of accuracy and reliability than any solution on the market today. It has higher capacity for contact lists, more functionality and requires less setup time than other solutions. It is designed to meet the challenges of mobile environments with high accuracy for native and non-native speaking individuals.

MOBILEVOICE EMAIL(TM)
The Telecom industry's only Voice-to-Text Email solution let's subscribers send free-form email messages while on the road. Designed for high levels of accuracy in a mobile environment, MobileVoice Email sets the standard for mobile communications.

MOBILEVOICE SMS(TM)
Short Message Service (SMS) has gained wide popularity in Europe and is now hitting the streets in North America. MobileVoice SMS is the Telecom industry's only Voice-to-Text SMS solution that let's subscribers send free-form messages from phone-to-phone with only their voice. No need to Tap or WAP, MobileVoice SMS truly enables mobility and communications to a 100% addressable phone market. With MobileVoice SMS subscribers can send messages within network or even to subscribers on other networks. Now, voice based inter-carrier SMS is available today with MobileVoice SMS.

MOBILEVOICE INSTANT MESSAGING(TM)
Instant Messaging has long been a popular way for friends and colleagues to communicate on their computers. MobileVoice Instant Messaging now takes Instant Messaging mobile, letting people chat and send quick messages with only their voice. Targeted at subscribers and enterprise customers, MobileVoice Instant Messaging sets the standard for voice based instant communications, anytime, anywhere.

MOBILEVOICE VOICE MAIL(TM)
A popular way to leave messages, MobileVoice Voice Mail let's subscribers record and send messages in their own voice. The voice recording of your message will be sent as an Email attachment to the recipient or group of recipients for quick retrieval from any computer or any phone.

MOBILEVOICE EMAIL READER(TM)
We have designed MobileVoice Email Reader to be the most powerful and versatile solution on the market. With MobileVoice Email Reader, subscribers take full control of their Email accounts from any phone. Subscribers can easily find important messages and respond to one person or many in seconds. Need to forward a message on to others? No problem! MobileVoice Email Reader offers full Reply and Forward capabilities. Need access to your home and work Email accounts? MobileVoice Email Reader delivers - giving users access to personal and corporate Email accounts from any phone.

TECHNOLOGY OVERVIEW
-------------------

To date, widespread applications of voice technology for use in mobile communication have been very basic, recognizing a limited number of words and using rigid menu systems delivering a constrained amount of content. One Voice's technology positions itself uniquely in the Voice Market. The Company's Intelligent Voice Platform(TM) (IVP) uses patented Artificial Intelligence and Natural Language Processing, which is highly intelligent, with the ability to identify individual users, tap into a database of user specific information, and dynamically learn and leverage a vocabulary of over 300,000 words. The technology employs a flexible architecture, allowing it to reside and operate on a device itself, in a server-based architecture or a mix of both, making it extremely adaptable to different usage models. The IVP also provides anytime/anywhere access to information, reduces training time and lowers costs for both consumers and businesses. The technology is functionally superior and extremely easy to use. Users can simply download information into the One Voice server from e-mail applications directly, and the Voice Activated Dialing (VAD) system is operational with no voice training needed.

One Voice has also developed several other technologies that enhance the offerings of the IVP. MultiSite(TM) is a proprietary context-based searching technology that finds multiple websites for any category and retrieves them simultaneously. It is particularly helpful when performing Internet searching on devices such as mobile phones. VoiceSite(TM) is a proprietary technology that makes websites voice interactive. It allows companies to voice enable their sites quickly and easily, as well as suggestively create a customized experience for visitors.

COMPETITIVE LANDSCAPE
---------------------

One Voice is the industry's first and only provider of 4th Generation voice technology. The evolution of speech technology can be broken into four generations as follows:

GENERATION 1 systems require minimal processing power and storage and are often used in embedded devices. These solutions can typically recognize 20-30 words or less and are usually founded embedded in electronic devices such as phones, toys, etc. Due to its limitations, this technology is typically used for limited command & control functions or applications. Companies focused in this space include Conversay and IBM among others.

GENERATION 2 systems expand the recognition capabilities seen in Generation 1 increasing the vocabulary to potentially hundreds of words. These systems frequently use menus to support the delivery of content as seen in Interactive Voice Response (IVR) systems for airline reservations, banking and Voice Portals. Due to the use of menus, these systems can typically deliver a maximum of 6-8 areas of content horizontally and 3-4 layers down in the menu trees before running the risk of "user overload." Companies focused in this space include Speechworks International, Nuance Communications, i3 Mobile, Preferred Voice, HeyAnita, Bevocal and TellMe among others.

GENERATION 3 systems expand the recognition capabilities significantly to hundreds of thousands of words. The systems can support continuous, free-form transcription of voice into text. These systems are typically used for desktop dictation applications running on PC's in the sectors of word processing, medical and legal transcription. Companies focused in this space include IBM, ScanSoft and Philips.

GENERATION 4 systems take the capabilities of all the previous generations and adds powerful expert systems and Artificial Intelligence capabilities to allow the solutions to not only recognize words, but also understand their meaning. This opens the doors to higher degrees of personalization, more robust system interaction and more advanced applications such as Voice-to-Text Messaging on a phone and full Internet searching. One Voice is currently the only company in the voice technology sector that offers 4th Generation voice technology.

MAJOR MARKET ADVANTAGES
-----------------------

WIRELESS CARRIERS looking to drive incremental revenue could utilize One Voice's technology to expand mobile messaging offerings. One Voice services apply to 100% of the addressable market, where extensive research clearly indicates strong demand. One Voice can add significant fundamental value by creating revenue opportunities through: 1) mobile use minutes, 2) recurring fees for subscription services, 3) m-commerce transactions and 4) license fees for voice-enabling content. One Voice's solutions can also play a key role in helping wireless carriers differentiate their brand and service offerings, attracting new users and reducing churn. Additionally, the interoperability of One Voice's technology gives it the ability to link multiple wireless carrier networks, creating greater flexibility and driving consumer demand.

INSTANT AND UNIFIED MESSAGING: OPERATORS of Instant Messaging and Unified Messaging systems could significantly expand market share and drive revenues through integration of the Company's technology with its messaging capabilities. With One Voice, a mobile phone can be used to send instant messages, similar to a PC or PDA. This ability provides a differentiation for the service and thus drives additional revenue from other channels, such as Internet and e-mail services.

INFRASTRUCTURE PROVIDERS: Many of the leading mobile device hardware manufacturers also provide infrastructure services to wireless carriers. One Voice's technology provides a point of differentiation which could be bundled with infrastructure. Wireless carriers could then offer the technology to their subscribers, driving mobile phone minutes and increasing revenues.

VOICE TECHNOLOGY THROUGH PLATFORM INDEPENDENCE: A key advantage of the One Voice technology is that it is platform independent. The technology is adaptable and highly intelligent allowing it to operate on a device itself, in a server environment or a combination of the two. This creates expansive market opportunities including usage in mobile phones, PC's, wired and wireless handheld devices and other consumer electronics products.

EMPLOYEES

At December 31, 2001, we employed 13 full-time employees and 4 consultant/part-time employees. None of these employees is subject to a collective bargaining agreement, and there is no union representation within our company. We maintain various employee benefit plans and believe our employee relations are good.

                            DESCRIPTION OF PROPERTIES

        Our headquarters are located at 6333 Greenwich drive, suite 240 in San Diego, California.

        We lease our facilities under leases that expire at various times through October 2005. The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of December 31, 2001:

          Year ending December 31,
                   2002                                     $     294,849
                   2003                                           304,615
                   2004                                           313,291
                   2005                                           266,053
                                                            -------------
                                                                1,178,808
               Less sublease income                               370,333
                                                            -------------
                                                            $     808,475
                                                            =============

         Rent expense, net amounted to $233,974 and $183,231 for the years ended December 31, 2001 and 2000, respectively.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        NAME                        AGE      POSITION
        ----                        ---      --------
        Dean Weber                  39       Chairman of the Board, President,
                                             Chief Executive Officer, Director
        George H. Kaelin, III       35       Director
        Rahoul Sharan               40       Chief Financial Officer, Secretary,
                                             Treasurer and Director
        Bradley J. Ammon            38       Director

         Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the meeting of the board of directors following the annual meeting of stockholders and until their successors have been elected and qualified, although Dean Weber has an employment agreement and Rahoul Sharan's company has a personal service agreement with us. There are no family relationships between any of our directors or officers.

         DEAN WEBER holds a B.S. in Computer Science from the Central Connecticut State University. With over 19 years of technology experience, Mr. Weber has worked for top IT companies such as United Technologies, Northrop and Xerox. From 1984 to 1987, Mr. Weber was an engineer for United Technologies in Hartford, Connecticut, where he designed and developed real-time software systems for NASA and U.S. Navy projects. Mr. Weber was then employed by Northrop Corporation in Pico Rivera, California, from 1987 to 1989, where he led an engineering team for the B2 Stealth Bomber project. From 1989 to 1991, Mr. Weber was an independent senior consultant to various companies including Xerox and Rockwell Technologies. From 1991 to 1998, Mr. Weber founded and was President of EditPro Corporation in San Diego, California. At EditPro, Mr. Weber developed and marketed one of the original and first Microsoft Windows based development environment tools for both the English and Japanese marketplaces. In 1996 and 1997, Mr. Weber began developing the origins of the current IVAN program. In 1998, Mr. Weber founded Conversational Systems, Inc., now One Voice Technologies, Inc., in San Diego, California, where he has served as our President since that time. Recently, Mr. Weber was nominated as chairperson and keynote speaker of the Voice-Based Commerce tradeshow held in Chicago in September 2000, where participants included IBM, Lucent, Nuance and Speechworks. Mr. Weber was elected to our Board of Directors in July of 1999 as Chairman.

         GEORGE H. KAELIN, III, received a B.B.A. degree SUMMA CUM LAUDE with an emphasis in Business Economics from the University of San Diego, California. Mr. Kaelin also has a Juris Doctor degree from the University of California, Davis, where he received the American Jurisprudence Award for excellence in Advanced Business Organizations Law. Mr. Kaelin has clerked for the U.S. District Court, Eastern District, for the Honorable Milton L. Schwartz. He also worked with the Alaska Legislature in drafting the Alaskan Non-Profit Corporations Code. Mr. Kaelin is a partner in the San Diego law firm of Endeman, Lincoln, Turek & Heater where he has worked since 1994. He specializes in business and real estate issues. Mr. Kaelin is admitted to practice before all state and federal courts in California and has served as a member of the Enright Inn of Court. Mr. Kaelin serves as a member of our Audit and Compensation Committees and was elected to the Board in 1999.

         RAHOUL SHARAN holds a Bachelor of Commerce degree from the University of British Columbia and is a member of the Institute of Chartered Accountants of British Columbia. Mr. Sharan was employed by Coopers & Lybrand (now Pricewaterhouse Coopers) from 1984 to 1989. Since 1989, Mr. Sharan has been President and a Director of KJN Management Ltd., a private company which provides a broad range of administrative, management and financial services to both private and public companies. Mr. Sharan has been a partner in S & P Group, a company which specializes in investment financing for venture capital projects and real estate development and construction, since 1988. Mr. Sharan was also a director of Pacific Northern Ventures, Ltd. from 1989 to 1995, and is President and a Director of Bell Coast Capital Corp., an inactive public company to which Mr. Sharan devotes less than 1% of his time. Mr. Sharan was elected to the Board in 1999.

         BRADLEY J. AMMON is a tax attorney in the San Diego law firm of Ernest
S. Ryder & Associates, Inc. Mr. Ammon specializes in international tax planning, including restructuring of international operations, domestic mergers and acquisitions, and developing business plans to minimize worldwide taxation. Prior to joining the firm, Mr. Ammon was with SAIC as an International Tax Manager. He previously was with KPMG, LLP in the International Corporate Services department since 1998 where his principal practice consisted of clients in the information, communications and entertainment ("ICE") industry. Prior to joining KPMG, Mr. Ammon worked from 1995 to 1998 at Deloitte & Touche, LLP in their tax services department where he provided corporate, partnership, and personal tax and business planning services to clients. Mr. Ammon also worked several years as a staff accountant where his responsibilities included the compilation and consolidation of monthly financial statements for multiple subsidiaries. Mr. Ammon has a Juris Doctor and a Master's of Law in taxation (LL.M.) from the University of San Diego, and received his undergraduate degree from the University of California, San Diego. He is admitted to the California Bar. Mr. Ammon is a member of our Audit Committee and Compensation Committee and was appointed to our Board on June 9, 2000.

                             EXECUTIVE COMPENSATION

         The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 1999, 2000 and 2001 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION
                                                           Other
                                                           Annual      Restricted     Options       LTIP
  Name & Principal                Salary       Bonus       Compen-        Stock         SARs       Payouts      All Other
      Position          Year        ($)         ($)      sation ($)      awards        (#)(1)        ($)      Compensation
--------------------- --------- ------------ ----------- ------------ -------------- ----------- ------------ --------------
Dean Weber,             2001    246,098          0            0             0            0            0             0
CEO                     2000    252,000        75,000         0             0            0            0             0
                        1999    180,000          0            0             0          0/(2)          0             0

Rahoul Sharan,          2001    137,654          0            0             0            0            0             0
CFO                     2000    180,000        75,000(3)      0             0            0            0             0
                        1999    120,000(3)       0            0             0          50,000         0             0

(1) Options were granted pursuant to the Company's 1999 Stock Option Plan.
(2) 75,000 options previously granted to Mr. Weber were rescinded by Mr. Weber.
(3) This payment was made through KJN Management Ltd.

EMPLOYMENT AGREEMENT

We entered into a three-year employment agreement (the Weber Employment Agreement) with Dean Weber, our Chairman, Chief Executive Officer and President, commencing in July 1999. The Weber Employment Agreement provides that, in consideration for Mr. Weber's services, he is to be paid an annual salary of $180,000. His salary was increased to $252,000 annually in April 2000, with a $75,000 bonus. Subsequently, no bonus was paid in the year 2001.
The contract has lapsed and we are currently in the process of evaluating a new employment agreement.

PERSONAL SERVICE AGREEMENT

We entered into a three-year personal service agreement with KJN Management Ltd., commencing in July 1999 for the services of its CFO, Rahoul Sharan, which provided for the payment of a fee by the Company to KJN Management Ltd. of $120,000 per year. The service fee was increased to $180,000 per year, plus a $75,000 bonus. Subsequently, no bonus was paid in the year 2001. The contract has lapsed and we are currently in the process of evaluating a new service agreement.

COMPENSATION OF DIRECTORS

Non-employee directors receive $1,000 for each Board of Directors meeting attended. The Company pays all out-of-pocket expenses of attendance.

AMENDED AND RESTATED 1999 STOCK OPTION PLAN

         Our Amended and Restated 1999 Stock Option Plan (the 1999 Plan) authorizes us to grant to our directors, employees, consultants and advisors both incentive and non-qualified stock options to purchase shares of our Common Stock. As of December 31, 2001, our Board of Directors had reserved 3,000,000 shares for issuance under the 1999 Plan, of which 2,078,625 shares were subject to outstanding options and 921,375 shares remained available for future grants. Our Board of Directors or a committee appointed by the Board (the Plan Administrator) administers the 1999 Plan. The Plan Administrator selects the recipients to whom options are granted and determines the number of shares to be awarded. Options granted under the 1999 Plan are exercisable at a price determined by the Plan Administrator at the time of the grant, but in no event will the option price for any incentive stock option be lower than the fair market value for our Common Stock on the date of the grant. Options become exercisable at such times and in such installments as the Plan Administrator provides in the terms of each individual option agreement. In general, the Plan Administrator is given broad discretion to issue options and to accept a wide variety of consideration (including shares of our Common Stock and promissory notes) in payment for the exercise price of options. The 1999 Plan was authorized by the Board of Directors and stockholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our chief executive officer, Mr. Weber, advanced $4,500 to us for the purchase of a computer. Our chief financial officer, Mr. Sharan, advanced $10,000 to us for travel expenses. Both of these cash advances were recorded on our financial statements as current liabilities with no written or verbal agreement regarding loan terms of repayment or stated interest rate. The advances were repaid by us on July 14, 2000.

         In May 1999, a group of officers, directors and stockholders of Dead On, Inc., our former corporate entity formed a new company, Dead On Acquisition Company, a California corporation. Subsequent to the formation of Dead On Acquisition Company, the group transferred 6,075,000 shares of our common stock to Dead On Acquisition Company in exchange for shares of Dead On Acquisition Company stock.

         On July 14, 1999, 150,000 restricted shares of our common stock were issued as a commission to Compass Investment Management, a non-affiliated entity, for services rendered in connection with the July 1999 private placement.

         On May 14, 1999, we sold all of our operating assets and liabilities relating to the discontinued operations of our apparel, accessory, and sports equipment division to Dead On Acquisition Company for $1.00 per an agreement for acquisition resulting in a gain of $91,785 and a provision for operating losses of $110,788, equaling a net financial statement loss of $19,003.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our common stock as of September 3, 2002 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Each person's address is c/o One Voice Technologies, Inc., 6333 Greenwich Drive, Suite 240, San Diego, California 92122.

                                                                              Shares Beneficially Owned(1)
                                                                              ----------------------------
Name and Address of Beneficial Owner                                              Number          Percent
------------------------------------------------------------------------     ----------------   -----------
Dean Weber, CEO, President and Chairman of the Board(2)                         5,558,000(3)       16.52%

IVantage, Inc. (2)                                                              1,600,200           4.76%

Rahoul Sharan, CFO, Secretary, Treasurer and Director                              60,000(4)         *

George H. Kaelin, III, Director                                                   345,600(5)        1.03%

Bradley J. Ammon, Director                                                         75,000(6)         *

Total securities held by officers and directors as a group (4 people):          6,060,600(7)       18.01%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 3, 2002 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) iVantage, Inc. is wholly owned by Dean Weber, Chairman of the Board, CEO, and President of One Voice Technologies, Inc. Mr. Weber is the beneficial owner of the 1,600,200 shares in the name of iVantage, Inc. and those shares are also included in the amount presented in this table for Mr. Weber.

(3) Includes 1,600,200 shares owned indirectly through iVantage, Inc.

(4) Represents options to purchase (i) 50,000 shares at an exercise price of $6.080 per share; and (ii) 10,000 shares at an exercise price of $2.00 per share. These options are currently exercisable.

(5) Includes options to purchase (i) 50,000 shares at an exercise price of $6.080 per share; (ii) 10,000 shares at an exercise price of $2.00 per share; and (iii) 15,000 shares at an exercise price of $1.75. These options are currently exercisable.

(6) Includes options to purchase (i) 50,000 shares at an exercise price of $8.750 per share; and (ii) 25,000 shares at an exercise price of $2.00 per share. These options are currently exercisable.

(7) Includes options to purchase 210,000 shares as they are currently exercisable. * Less than 1%

                            DESCRIPTION OF SECURITIES

         THE FOLLOWING DESCRIPTION OF OUR CAPITAL STOCK IS A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF OUR ARTICLES OF INCORPORATION, WITH AMENDMENTS, ALL OF WHICH HAVE BEEN FILED AS EXHIBITS TO OUR REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

         Our Amended Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The Board of Directors, from time to time in its sole discretion, has the authority to fix the powers, rights, qualifications, limitations, and restrictions pertaining to the preferred stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

         The selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

         --   ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
         --   block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         --   purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         --   an exchange distribution in accordance with the rules of the applicable exchange;
         --   privately-negotiated transactions;
         --   short sales;
         --   broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
         --   a combination of any such methods of sale; and
         --   any other method permitted pursuant to applicable law.

         The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholder may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholder may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholder shall be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts. We and the selling stockholder have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

PENNY STOCK

         The Securities and Exchange Commission (the "Commission") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                               SELLING STOCKHOLDER

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.
         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


                                            Total
                        Total Shares     Percentage
                      of Common Stock     of Common      Shares of                                  Beneficial   Percentage
                       Issuable Upon       Stock,      Common Stock    Beneficial  Percentage of   Owner-ship    of Common
                       Conversion of      Assuming      Included in    Ownership    Common Stock    After the   Stock Owned
        Name            Notes and/or        Full        Prospectus     Before the   Owned Before    Offering   After Offering
                        Warrants(2)     Conversion(2)       (1)         Offering      Offering        (3)           (3)
--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------
Alpha Capital            4,531,846           12%           Up to       3,734,743       9.99%           --            --
Atiengesellschaft                                       8,685,692
(2)                                                     shares of
                                                       common stock
--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------
Stonestreet Limited      5,159,654           13%           Up to       3,734,743       9.99%           --            --
Partnership (3)                                         6,405,808
                                                        shares of
                                                       common stock
--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

         (1) Includes 200% of the shares issuable upon conversion of the convertible notes, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock.

         (2) Includes 378,000 shares underlying warrants that are currently exercisable at an exercise price of $0.252 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Konrad Ackerman may be deemed a control person of the shares owned by such entity.

         (3) Includes (i) 3,500,000 shares of common stock and (ii) 300,000 shares underlying warrants that are currently exercisable at an exercise price of $0.20 per share. Michael Finkelstein, an unaffiliated third party, has investment power over the shares owned by such entity.

         (4)  Assumes that all securities registered will be sold.

FINANCING TERMS OF CONVERTIBLE NOTES

         To obtain funding for our ongoing operations, we entered into a Subscription Agreement with the selling stockholders on August 8, 2002 for the sale of (i) $650,000 in convertible notes and (ii) a warrants to buy 491,500 shares of our common stock.

         The notes bear interest at 4%, mature on August 8, 2004, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.242 or (ii) 80% of the average of the five lowest closing bid prices for the common stock on a principal market for the 30 trading days before but not including the conversion date. VWAP means the daily volume weighted average prices of our common stock. The note may not be paid, in whole or in part, before August 8, 2004 without the consent of the holder. The full principal amount of the convertible notes are due upon default under the terms of convertible notes. The warrants are exercisable until August 8, 2005 at a purchase price of $.252 per share.

         The conversion price of the notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

         The selling stockholders has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock.

         A complete copy of the Subscription Agreement and related documents was filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

SAMPLE CONVERSION CALCULATION

         The number of shares of common stock issuable upon conversion of a note is determined by dividing that portion of the principal of the note to be converted and interest, if any, by the conversion price. For example, assuming conversion of $650,000 of notes on September 3, 2002, a conversion price of $0.252 per share, and the payment of accrued interest in the approximate amount of $2,152 in additional shares rather than in cash, the number of shares issuable upon conversion would be:

                      $650,000 + $2,152 = 2,587,904 shares
                      -----------------
                            $0.252

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

         Our financial statements at December 31, 2000 and 2001 appearing in this prospectus and registration statement have been audited by Stonefield Josephson, Inc., independent auditors, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of One Voice Technologies, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

         We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

         We furnish our stockholders with annual reports containing audited financial statements.

                          INDEX TO FINANCIAL STATEMENTS

                          ONE VOICE TECHNOLOGIES, INC.

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 and 2001

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                    F-1

FINANCIAL STATEMENTS
      BALANCE SHEET                                                   F-2
      STATEMENTS OF OPERATIONS                                        F-3
      STATEMENT OF STOCKHOLDERS' EQUITY                               F-4
      STATEMENTS OF CASH FLOWS                                        F-5
      NOTES TO FINANCIAL STATEMENTS                               F-8 to F-22

                    INTERIM (UNAUDITED) FINANCIAL STATEMENTS
                                  June 30, 2002

FINANCIAL STATEMENTS
      BALANCE SHEET                                                  F-23
      STATEMENTS OF OPERATIONS                                       F-24
      STATEMENT OF STOCKHOLDERS' EQUITY                          F-25 to F-27
      STATEMENTS OF CASH FLOWS                                   F-28 to F-29
      NOTES TO FINANCIAL STATEMENTS                              F-30 to F-32

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
One Voice Technologies, Inc.
San Diego, California

We have audited the accompanying balance sheet of One Voice Technologies, Inc., a Nevada Corporation (a development stage enterprise) as of December 31, 2001, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000, and for the period since inception on January 1, 1999 to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of One Voice Technologies, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and for the period since inception on January 1, 1999 to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown on the financial statements, the Company has incurred net losses from operations and has negative cash flows from operations. These factors, among others as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Managements plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
January 25, 2002

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        BALANCE SHEET - DECEMBER 31, 2001

                                     ASSETS

Current assets:
  Cash and cash equivalents                                         $       735,489
  Accounts receivable, net of allowance for bad debt                            545
  Inventory                                                                 109,451
  Prepaid expenses                                                           66,639
                                                                    ---------------

          Total current assets                                                          $      912,124

Property and equipment, net of
  accumulated depreciation and amortization                                                    760,601

Other assets:
  Software licensing, net of accumulated amortization                         9,001
  Software development costs, net of accumulated amortization             1,099,007
  Deposits                                                                   48,302
  Trademarks, net of accumulated amortization                               157,110
  Patents                                                                    59,018
                                                                    ---------------

          Total other assets                                                                 1,372,438
                                                                                        --------------

                                                                                        $    3,045,163
                                                                                        ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities -
  accounts payable and accrued expenses                                                 $      686,445

8% convertible note payable, due September 7, 2003                  $         1,198
Less unamortized discount                                                      (424)
                                                                    ---------------

                                                                                                   774

5% convertible note payable, due October 3, 2003                            550,000
Less unamortized discount                                                  (292,241)
                                                                    ---------------

                                                                                               257,759

Stockholders' equity:
  Preferred stock; $.001 par value, 10,000,000 shares
    authorized, no shares issued and outstanding                                  -
  Common stock; $.001 par value, 100,000,000 shares
    authorized, 23,080,555 shares issued and outstanding                     23,080
  Additional paid-in capital                                             22,035,219
  Deficit accumulated during development stage                          (19,958,114)
                                                                    ---------------

          Total stockholders' equity                                                         2,100,185
                                                                                        --------------

                                                                                        $    3,045,163
                                                                                        ==============


See accompanying notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                                                      From inception on
                                                     Year ended                Year ended            January 1, 1999 to
                                                  December 31, 2001         December 31, 2000         December 31, 2001
                                                  -----------------         -----------------         -----------------
Net revenues                                      $       185,934           $          51,193           $       262,550

Cost of revenues                                           26,010                     110,390                   139,190
                                                  ---------------           -----------------           ---------------

Gross profit (loss)                                       159,924                     (59,197)                  123,360

General and administrative expenses                     8,938,203                   9,338,423                20,081,474
                                                  ---------------           -----------------           ---------------

Net loss                                          $    (8,778,279)          $      (9,397,620)          $   (19,958,114)
                                                  ===============           =================           ===============

Net loss per share, basic and diluted             $         (0.59)          $           (0.76)
                                                  ===============           =================

Weighted average shares outstanding,
  basic and diluted                                    14,823,542                  12,421,172
                                                  ===============           =================

See accompanying notes to financial statements.

                                    ONE VOICE TECHNOLOGIES, INC.
                                  (A DEVELOPMENT STAGE ENTERPRISE)

                                  STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                      Deficit
                                                                                    accumulated
                                             Common stock          Additional          during             Total
                                             ------------           paid-in         development       stockholders'
                                         Shares       Amount        capital            stage             equity
                                         ------       ------       ----------       ------------     --------------
For the period since
  inception to January 1, 1999       12,720,000     $ 12,720       $        -       $         -      $       12,720

Net proceeds from issuance of
  common stock in connection
  with merger                         7,000,000        7,000           106,236                              113,236

Net proceeds from issuance of
  common stock                        1,500,000        1,500         2,544,422                            2,545,922

Net issuance of common stock in
  exchange for services                 150,000          150           299,850                              300,000

Redemption of common stock          (10,000,000)     (10,000)                                               (10,000)

Net loss for the year ended
  December 31, 1999                                                                   (1,782,215)        (1,782,215)
                                     ----------  -----------   ---------------   ---------------     --------------

Balance at December 31, 1999         11,370,000     $ 11,370       $ 2,950,508   $    (1,782,215)    $    1,179,663

Net proceeds from issuance of
  common stock and warrants             312,500          313         1,779,523                            1,779,836

Net proceeds from issuance of
  common stock and warrants             988,560          988        12,145,193                           12,146,181

Issuance of warrants in exchange
  for services                                                          55,000                               55,000

Issuance of options in exchange
  for services                                                         199,311                              199,311

Issuance of warrants in connection
  with financing                                                     1,576,309                            1,576,309

Net loss for the year ended
  December 31, 2000                                                                   (9,397,620)        (9,397,620)
                                     ----------  -----------   ---------------   ---------------     --------------

Balance at December 31, 2000         12,671,060       12,671        18,705,844       (11,179,835)         7,538,680

See accompanying notes to financial statements.

                                ONE VOICE TECHNOLOGIES, INC.
                              (A DEVELOPMENT STAGE ENTERPRISE)

                        STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)

                                                                                       Deficit
                                                                                     accumulated
                                              Common stock        Additional            during             Total
                                              ------------          paid-in          development       stockholders'
                                         Shares       Amount        capital             stage             equity
                                         ------       ------     ------------       ------------      --------------
Conversion of debt to equity, net
  of unamortized debt discount        3,220,765        3,220         571,867                                 575,087

Issuance of options in exchange
  for services                                                        58,864                                  58,864

Issuance of stock and warrants in
  connection with settlement            110,000          110         247,940                                 248,050

Proceeds from sale of common stock
  and warrants, net of offering costs   702,350          702         839,318                                 840,020

Issuance of warrants in connection
  with debt financing                                                 92,400                                  92,400

Beneficial conversion feature
  embedded in debt securities                                        417,450                                 417,450

Conversion of debt to
  equity - Laurus Master Fund         3,402,600        3,403         595,399                                 598,802

Conversion of debt to equity -
  Stonestreet Capital                 2,973,780        2,974         506,137                                 509,111

Net loss for the year ended
  December 31, 2001                                                                   (8,778,279)         (8,778,279)
                                     ----------      -------     -----------        ------------      --------------

Balance at December 31, 2001         23,080,555      $23,080     $22,035,219        $(19,958,114)     $    2,100,185
                                     ==========      =======     ===========        ============      ==============

See accompanying notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                                        From inception on
                                                             Year ended             Year ended         January 1, 1999 to
                                                          December 31, 2001      December 31, 2000      December 31, 2001
                                                          -----------------      -----------------      -----------------
Cash flows provided by (used for)
 operating activities:
  Net loss                                                 $   (8,778,279)        $     (9,397,620)      $   (19,958,114)
                                                           --------------         ----------------       ---------------

 Adjustments to reconcile net loss to net
  cash provided by operating activities:
      Depreciation and amortization                             1,168,084                1,029,990             2,324,330
      Loss on disposal of assets                                  500,000                        -               500,000
      Amortization of discount on notes payable                 1,191,442                   63,583             1,255,025
      Options issued in exchange for services                     140,263                  199,311               339,574
      Warrants issued for settlement                              166,650                   55,000               221,650

 Changes in operating assets and liabilities:
  (Increase) decrease in assets:
      Licensing revenue receivable                                      -                 (250,000)             (250,000)
      Advertising revenue receivable                              324,455                  (75,000)              249,455
      Inventory                                                     6,424                 (115,875)             (109,451)
      Prepaid advertising                                         183,331                 (183,331)                    -
      Prepaid mailing lists                                             -                 (750,000)             (750,000)
      Prepaid expenses                                            186,617                 (253,256)              (66,640)
      Deposits                                                       (315)                 (41,091)              (48,302)

  Increase (decrease) in liabilities:
      Accounts payable and accrued expenses                      (112,229)                 391,780               686,445
      Deferred revenue                                            (56,250)                 306,250               250,000
                                                           --------------         ----------------       ---------------

          Total adjustments                                     3,698,472                  377,361             4,602,086
                                                           --------------         ----------------       ---------------

          Net cash used for operating activities               (5,079,807)              (9,020,259)          (15,356,028)
                                                           --------------         ----------------       ---------------

Cash flows used for investing activities:
  Purchase of property and equipment                              (75,205)              (1,169,499)           (1,398,666)
  Software licensing                                                    -                 (679,314)           (1,139,309)
  Software development costs                                     (262,278)              (1,129,928)           (1,560,224)
  Trademarks                                                      (27,195)                (207,986)             (235,181)
  Patents                                                          (3,668)                 (21,394)              (59,018)
  Loan fees                                                             -                 (200,000)             (200,000)
  Increase in escrow account                                      200,000                        -                     -
                                                           --------------         ----------------       ---------------

          Net cash used for investing activities                 (168,346)              (3,408,121)           (4,592,398)
                                                           --------------         ----------------       ---------------

                                   (Continued)

See accompanying notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF CASH FLOWS (CONTINUED)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                                        From inception on
                                                             Year ended             Year ended         January 1, 1999 to
                                                          December 31, 2001      December 31, 2000      December 31, 2001
                                                          -----------------      -----------------      -----------------
Cash flows provided by (used for) financing
 activities:
  Proceeds from issuance of common stock, net                     840,020               13,926,017            17,737,915
  Retirement of common stock, net                                       -                        -               (10,000)
  Proceeds from (payments on) loan payable,
    officer-stockholder                                          (200,000)                  (4,500)             (200,000)
  Proceeds from (payments on) loan payable, officer                     -                  (10,000)                    -
  Proceeds from loans payable                                           -                        -               200,000
  Proceeds from convertible note payable, net                     956,000                2,000,000             2,956,000
                                                           --------------         ----------------       ---------------

          Net cash provided by financing activities             1,596,020               15,911,517            20,683,915
                                                           --------------         ----------------       ---------------

Net increase (decrease) in cash                                (3,652,133)               3,483,137               735,489
Cash and cash equivalents, beginning of year                    4,387,622                  904,485                     -
                                                           --------------         ----------------       ---------------

Cash and cash equivalents, end of year                     $      735,489         $      4,387,622       $       735,489
                                                           ==============         ================       ===============

Supplemental disclosure of cash flow information:
  Interest paid                                            $        1,270         $            653       $        19,047
                                                           ==============         ================       ===============
  Income taxes paid                                        $          800         $          1,600       $         4,223

                                                           ==============         ================       ===============

Supplemental disclosure of non-cash financing
 activities:
   Options issued in exchange for services                 $       58,863         $        199,311       $       258,174
                                                           ==============         ================       ===============
   Warrants issued for settlement                          $      166,650         $         55,000       $       221,650
                                                           ==============         ================       ===============
   Warrants issued in connection with financing            $       92,400         $      1,576,309       $     1,668,709
                                                           ==============         ================       ===============
   Conversion of debt to equity                            $    1,683,000         $                      $     1,683,000
                                                           ==============         ================       ===============


See accompanying notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(1)  Organization:

          Conversational Systems, Inc. was incorporated under the laws of the State of California on April 8, 1991. The Company commenced operations in 1999.

          Effective June 22, 1999, pursuant to a Merger Agreement and Plan of Reorganization between Dead On, Inc. ("acquiree") and Conversational Systems, Inc. a California corporation ("acquiror" or the "Company"), Dead On, Inc. has been reversed merged into Conversational Systems, Inc. The Company accounted for the acquisition of Dead On, Inc. using the purchase method of accounting. The shares of Conversational Systems were exchanged for 7,000,000 newly issued shares of Dead On, Inc. Because the former shareholders of Conversational Systems, Inc. then became the majority shareholders of Dead On, Inc., Conversational Systems was treated as the acquiror under APB Opinion No. 16, "Business Combinations."

          In July 1999, the Company repurchased and retired 10,000,000 shares of its common stock, $.001 par value per share. Due to the retirement of shares, the former shareholders of Conversational Systems, Inc. have significant control in Dead On, Inc.

          Due to the contemplation and timing of the merger between Dead On, Inc. and Conversational Systems, Inc. and the retirement of 10,000,000 shares of the Company's common stock, these events were accounted for as a single transaction.

          Conversational Systems, Inc. was liquidated with and into Dead On, Inc., which then changed its legal name to One Voice Technologies, Inc., a Nevada Corporation.

     Going Concern:

          The Company's financial statements have been presented on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $8,778,279 during 2001 and had an accumulated deficit of $19,958,114. The Company had working capital of $225,679 at December 31, 2001. Cash flows used for operations amounted to $5,079,807 for the year ended December 31, 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern unless the Company enters into a significant revenue bearing contract. Management is currently seeking additional equity or debt financing. Additionally, management is currently pursuing revenue bearing contracts utilizing various applications of its technology including wireless technology. See Note 13, Subsequent Events. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(2)  Summary of Significant Accounting Policies:

     Business Activity:

          The Company develops and markets computer software using Intelligent Voice Interactive Technology (IVIT(TM)) to website owners in the United States and other countries.

     Use  of Estimates:

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Development Stage Enterprise:

          The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, which is unrelated to the business of Dead On, and its planned principal operations have not yet commenced. All losses accumulated since inception of One Voice Technologies, Inc. have been considered as part of the Company's development stage activities.

     Fair Value:

          The Company's financial instruments consist principally of accounts payable and notes payable to an individual and related parties as defined by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The carrying value of the financial instruments approximate their fair value due to the short-term nature of these instruments.

     Inventory:

          Inventory, consisting primarily of finished product, such as headphones, is valued at lower of cost (first-in, first-out) or market.

     Cash:

          Equivalents
          -----------

          For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(2)  Summary of Significant Accounting Policies, Continued:

     Cash, Continued:

          Concentration
          -------------

          The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

     Revenue Recognition:

          The Company recognizes revenues when earned in the period in which the service is provided. The Company's revenue recognition policies are in compliance with all applicable accounting regulations, including American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. Any revenues from software arrangements with multiple elements are allocated to each element of the arrangement based on the relative fair values using specific objective evidence as defined in the SOPs. If no such objective evidence exists, revenues from the arrangements are not recognized until the entire arrangement is completed and accepted by the customer. Once the amount of the revenue for each element is determined, the Company recognizes revenues as each element is completed and accepted by the customer. For arrangements that require significant production, modification or customization of software, the entire arrangement is accounted for by the percentage of completion method, in conformity with Accounting Research Bulletin ("ARB") No. 45 and SOP 81-1.

          Service and license fees are deferred and recognized over the life of the agreement. Revenues from the sale of products are recognized upon shipment of the product.

     Nonmonetary Transactions:

          The Company accounts for nonmonetary transactions based on the fair values of the assets or services involved in accordance with APB No. 29, "Accounting for Nonmonetary Transactions." The cost of a nonmonetary asset acquired in exchange for another nonmonetary asset is the fair value of the asset surrendered to obtain it.

     Advertising and Promotion Costs:

          Advertising and promotion costs are expensed as incurred and approximated $388,000 and $690,000 for the years ended December 31, 2001 and 2000, respectively.

          The Company also engages in barter advertising, which they account for in accordance with EITF 99-17, determining the fair market value of the barter advertising based on the fair value of non-barter advertising. The Company books the revenue and related expenses of barter advertising up to the extent of the non-barter advertising during the same period. During the year ended December 31, 2001, the Company recognized $180,000 in revenues and expenses from barter transactions. Advertising which did not qualify for recognition under EITF 99-17, and therefore, is not reflected in these statements, totaled $87,500.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(2)  Summary of Significant Accounting Policies, Continued:

     Property and Equipment:

          Property and equipment are valued at cost. Depreciation is being provided by use of the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.

     Debt with Stock Purchase Warrants:

          The proceeds received from debt issued with stock purchase warrants is allocated between the debt and the warrants, based upon the relative fair values of the two securities, and the balance of the proceeds is accounted for as additional paid-in capital. The resulting debt discount is amortized to expense over the term of the debt instrument, using the interest method. In the event of settlement of such debt in advance of the maturity date, an expense is recognized based upon the difference between the then carrying amount (i.e., face amount less unamortized discount) and amount of payment.

     Debt with Beneficial Conversion Feature:

          In January 2001, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 00-27 effective for convertible debt instruments issued after November 16, 2000. This pronouncement requires the use of the intrinsic value method for recognition of the detachable and embedded equity features included with indebtedness, and requires amortization of the amount associated with the convertibility feature over the life of the debt instrument rather than the period for which the instrument first becomes convertible. Inasmuch as all debt instruments that were entered into prior to November 16, 2000 and all of the debt discount relating to the beneficial conversion feature was previously recognized as expense in accordance with EITF 98-5, there is no impact on these financial statements.

     Software Development Costs:

          The Company accounts for their software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," ("SFAS No. 86"). SFAS No. 86 requires the Company to capitalize the direct costs and allocate overhead associated with the development of software products. Initial costs are charged to operations as research prior to the development of a detailed program design or a working model. Costs incurred subsequent to the product release, and research and development performed under contract are charged to operations. Capitalized costs are amortized over the estimated product life of four years on the straight-line basis. Unamortized costs are carried at the lower of book value or net realizable value.

          Amortization expense totaled $383,115 and $78,102 for the years ended December 31, 2001 and 2000, respectively. Accumulated amortization as of December 31, 2001 amounted to $461,217.

     Comprehensive Loss:

          Comprehensive loss consists of net loss only, and accordingly, a Statement of Comprehensive Loss is not presented.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(2)  Summary of Significant Accounting Policies, Continued:

     Trademarks and Patents:

          The Company's trademark costs consist of legal fees paid in connection with trademarks. The Company amortizes trademarks using the straight-line method over the period of estimated benefit, generally four years. Amortization expense charged for the years ended December 31, 2001 and 2000 totaled $53,226 and $24,845, respectively.
          Accumulated amortization as of December 31, 2001 amounted to $78,071.

          The Company's patent costs consist of legal fees paid in connection with patents pending. The Company will amortize patents using the straight-line method over the period of estimated benefit, generally five years. There was no amortization expense charged for the year ended December 31, 2001, as the patents are pending.

          The Company periodically evaluates whether events or circumstances have occurred that may affect the estimated useful life or the recoverability of the remaining balance of the patent and trademarks. Impairment of the assets is triggered when the estimated future undiscounted cash flows do not exceed the carrying amount of the intangible asset. If the events or circumstances indicate that the remaining balance of the assets may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the assets and the fair value of such assets, determined using the estimated future discounted cash flows generated.

     Net  Income (Loss) Per Share:

          For the years ended December 31, 2001 and 2000, the per share data is based on the weighted average number of common and common equivalent shares outstanding, and are calculated in accordance with Staff Accounting Bulletin of the Securities and Exchange Commission (SAB) No. 98 whereby common stock, options or warrants to purchase common stock or other potentially dilutive instruments issued for nominal consideration must be reflected in basic and diluted per share calculation for all periods in a manner similar to a stock split, even if anti-dilutive. Accordingly, in computing basic earnings per share, nominal issuances of common stock are reflected in a manner similar to a stock split or dividend. Common stock equivalents, consisting of 2,078,625 and 916,325 stock options, 1,457,567 and 882,414 stock warrants, and convertible debentures estimated at 2.7 million shares
          (2001), using assumed conversion rate of $0.20 have not been included in the computation of diluted weighted average number of common shares outstanding, as their effect would be anti-dilutive for December 31, 2001 and 2000, respectively.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(2)  Summary of Significant Accounting Policies, Continued:

     Income Taxes:

          Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     New  Accounting Pronouncements:

          In July 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 supersedes Accounting Principles Board ("APB") No. 16 and requires that any business combinations initiated after June 30, 2001 be accounted for as a purchase; therefore, eliminating the pooling-of-interest method defined in APB 16. The statement is effective for any business combination initiated after June 30, 2001 and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The adoption did not have a material impact to the Company's financial position or results of operations, since the Company has not participated in such activities covered under this pronouncement after the effective date.

          In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangibles." SFAS No. 142 addresses the initial recognition, measurement and amortization of intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) and addresses the amortization provisions for excess cost over fair value of net assets acquired or intangibles acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001 for any intangibles acquired in a business combination initiated after June 30, 2001. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(2)  Summary of Significant Accounting Policies, Continued:

     New  Accounting Pronouncements, Continued:

          In October 2001, the FASB recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

          In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

(3)  Property and Equipment:

     A summary is as follows:

           Web host computer equipment                           $      443,868
           Computer equipment                                           461,604
           Equipment                                                    321,756
           Furniture and fixtures                                       120,243
           Website development                                           35,974
           Leasehold improvements                                        15,222
                                                                 --------------
                                                                      1,398,667

           Less accumulated depreciation and amortization               638,066
                                                                 --------------
                                                                 $      760,601
                                                                 ==============

     Depreciation expense totaled $390,092 and $246,374 for the years ended December 31, 2001 and 2000, respectively.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(4)  Software Licensing Agreements:

     In September and October 1999, the Company entered into a 24-month software licensing agreement with two software developers. The agreement can be cancelled by either party by giving 60 days written notice. The asset is being amortized using the straight-line method over the life of the agreement.

     In March 2000, the Company entered into a 36-month software licensing agreement with a software developer. The agreement can be cancelled by mutual agreement of the parties at any time. The asset is being amortized using the straight-line method over the life of the agreement.

     Amortization expense related to software licensing agreements totaled $352,973 and $664,002 for the years ended December 31, 2001 and 2000, respectively.

(5)  Convertible Note Payable:

     5% Convertible Note Payable
     ---------------------------

     In October 2000, the Company entered into a purchase agreement with an investment company to issue a total of $10,000,000 convertible notes payable with interest at 5% per annum and 231,884 common stock purchase warrants. Each warrant entitles the holder to purchase one share of the Company's common stock at an exercise price of $9.76 per share. In October 2000, the Company issued $2,000,000 of convertible notes and the warrants. A payment of interest only is payable on the conversion dates, as defined in the agreement. The remaining principal balance of the note is payable in full in October 2003, at which time the remainder of the note will be automatically converted to shares of the Company's common stock. The note is convertible at the option of the holder at any time at the lesser of $9.76 per share or the average of the 7 lowest volume weighted average sales prices of the common stock during the past 50 trading days immediately preceding the notice of conversion. Included in accrued expenses is approximately $36,000 of accrued interest related to this note payable. The fair value of the associated warrant was determined based on the Black-Scholes pricing method at the date of grant. The value of the warrants totaled $1,576,309 and is included in paid-in capital at December 31, 2001. The discount is being amortized to interest expense over the life of the note using the interest rate method (effective interest of 76%). Amortization of the debt discount included in interest expense approximated $463,000 and $64,000 for the years ended December 31, 2001 and 2000, respectively.

     Additional notes may be issued in increments of $2,000,000 provided that, among other items, the per share market value of the Company's common stock is not less than $10.00 per share.

     In 2001, $1,450,000 of the original note balance and accrued interest ($575,087 or $0.18 per share, net of unamortized debt discount) was converted to 3,220,765 shares of the Company's common stock at an average conversion rate of $0.45 per share.

     During January 2002, the remaining balance of $550,000 was converted into approximately 2,468,000 common shares.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(5)  Convertible Note Payable, Continued:

     8% Convertible Note Payable
     ---------------------------

     On September 7, 2001, the Company entered into a subscription agreement with Laurus Master Fund, Ltd., a Cayman Island corporation, for the sale of
     (i) a $600,000 convertible note and (ii) warrants to purchase 100,000 shares of the Company's common stock. The Company recorded net proceeds of $511,750.

     The note bears interest at 8% and is convertible into common stock at the lesser of:

          a)   $0.51; or

          b) 80% of the average of the three lowest closing prices of the common stock for the thirty trading days immediately prior to the conversion date.

     The unconverted portion of the note is due September 7, 2003, which as of December 31, 2001 amounted to $1,198.

     The warrants have an exercise price of:

          c)   $0.82; or

          d) 120% of the three lowest closing price of the common stock for the ten trading days prior to the exercise of the warrant.

     Using the Black Scholes Option Pricing Model, the fair value of the warrant amounted to $0.58 per share or total consideration of $57,800. This amount was recorded as a discount against the face value of the note payable. In addition, since this debt is convertible into equity at the option of the note holder at conversion rates mentioned above, a beneficial conversion feature of $207,800 has been recorded as a debt discount and is being amortized using the effective interest rate (100%) over the life of the debt in accordance with EITF 00-27. Unamortized debt discount and beneficial conversion was recognized as interest expense upon conversion.

     In 2001, $598,802 of the original note and related accrued interest was converted to 3,402,600 shares of the Company's common stock at an average conversion rate of $0.18 per share.

     8% Convertible Note Payable
     ---------------------------

     On September 28, 2001, the Company entered into a subscription agreement with Stonestreet Limited Partnership, an Ontario limited partnership, for the sale of (i) a $500,000 convertible note and (ii) warrants to purchase 83,333 shares of the Company's common stock. The Company recorded net proceeds of $444,250.

     The note bears interest at 8% and is convertible into common stock at the lesser of:

          a)   $0.34; or

          b) 80% of the average of the three lowest closing prices of the common stock for the thirty trading days immediately prior to the conversion date.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(5)  Convertible Note Payable, Continued:

     8% Convertible Note Payable, Continued
     --------------------------------------

     The  warrants have an exercise price of:

          c)   $0.515; or

          d) 120% of the three lowest closing prices of the common stock for the ten trading days prior to the exercise of the warrant.

     Using the Black Scholes Option Pricing Model, the fair value of the warrant amounted to $0.42 per share or total consideration of $34,600. This amount was recorded as debt discount against the face value of the note payable. In addition, since this debt was convertible into equity at the option of the note holder at conversion rates mentioned above, a beneficial conversion feature of $209,650 had been recorded as a debt discount and was being amortized using the effective interest rate (104%) over the life of the debt in accordance with EITF 00-27. Unamortized debt discount and beneficial conversion was recognized as interest expense upon conversion.

     In 2001, the note balance of $500,000 and related accrued interest was converted to 2,973,780 shares of the Company's common stock at an average conversion rate of $0.17 per share.

(6)  Common Stock:

     Private Placements
     ------------------

     In May 1999, the Company commenced a private placement of 1,500,000 shares of the Company's common stock at a purchase price of $2.00 per share. The Private Placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Private Placement were restricted securities as defined in Rule 144. The offering generated proceeds of approximately $2,846,000, net of offering costs of approximately $154,000. An additional 150,000 shares of the Company's common stock was issued for services rendered in connection with this private placement, which was valued at $2.00 per share.

     On June 22, 1999, in connection with a Merger Agreement and Plan of Reorganization with Dead On, Inc., the Company exchanged all of its outstanding shares of common stock for 7,000,000 newly issued shares of the common stock of Dead On, Inc. (Note 1).

     Pursuant to a plan approved by One Voice Technologies' Board of Directors in July 1999, the Company repurchased and retired 10,000,000 shares of its common stock, $.001 par value per share.

     During December 2001, the shareholders approved the increase of authorized number of common stock shares to 100,000,000.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(6)  Common Stock, Continued:

     In January 2000, the Company entered into a Subscription Agreement with an unrelated foreign party providing for the sale of 312,500 shares of the Company's common stock at $6.40 per share and 156,250 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $8.00. The warrants expired on January 5, 2001. Proceeds raised from the shares and warrants total approximately $1,800,000, net of offering costs of approximately $200,000.

     In March 2000, the Company commenced a private placement of approximately 1,000,000 units consisting of 1 share of the Company's common stock and 1/2 common stock purchase warrant for each unit purchased. The Company raised proceeds totaling approximately $12,146,000, net of offering costs of approximately $902,000, from the issuance of 988,560 shares of common stock and 494,280 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $18.00. The warrants expire at various times through April 2001.

     In June 2001, the Company raised proceeds of approximately $840,020, which is net of offering costs of approximately $73,000, from the issuance of 702,350 shares through a private placement offering of its restricted stock. The offering price was $1.30 per share. The Company also issued 702,350 warrants (valued using the Black-Scholes method at the date of grant) to the investors, which have an exercise price of $0.86 per share and expire on June 30, 2002.

     Settlement
     ----------

     During September 2001, the Company entered into an agreement with an investment banking group to settle a dispute regarding a financial consulting agreement dated May 30, 2000. While the management did not believe that the claims were meritorious, the Company entered into the Settlement Agreement, among other reasons, to avoid distracting management's focus from operations and to minimize legal expenses. Pursuant to the settlement, the Company issued 110,000 shares of common stock and 300,000 warrants exercisable into 300,000 shares of common stock, of which, 150,000 warrants are exercisable at $2.00 per share and 150,000 warrants are exercisable at $1.50 per share. Total consideration given amounted to $298,050, comprised of $50,000 paid in cash, 110,000 in common stock shares with a fair value of $81,400 and 300,000 in warrants with a fair value using Black Scholes model of $166,650, which was recognized into expense during 2001.

(7)  Income Taxes:

     For federal income tax return purposes, the Company has available net operating loss carryforwards of approximately $19,000,000, which includes approximately $323,000 acquired from Dead On, Inc. The net operating loss carryforwards expire through 2021 and are available to offset future income tax liabilities. Temporary differences which give rise to deferred tax assets and liabilities at December 31, 2001 are as follows:

               Net operating loss carryforwards            $      7,600,000
               Valuation allowance                               (7,600,000)
                                                           ----------------
                         Net deferred taxes                $              -
                                                           ================

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(8)  Employment Agreement:

     The Company entered into an employment agreement with an officer stockholder of the Company to pay an annual base salary of $252,000 through July 2002. Increases are determined annually by the Board of Directors. Under this agreement, salaries approximated $240,000 and $231,000 (including a bonus of $75,000 in 2000) for the years ended December 31, 2001 and 2000, respectively.

(9)  Consulting Agreement:

     The Company entered into a consulting agreement with a personal service corporation owned by an officer of the Company to pay an annual consulting fee of $180,000 through July 2002. Increases are determined annually by the Board of Directors. Consulting fees approximated $135,000 and $240,000 (including a bonus of $75,000 in 2000) for the years ended December 31, 2001 and 2000, respectively.

(10) Commitments:

     The Company leases its facilities under leases that expire at various times through October 2005. The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of December 31, 2001:

               Year ending December 31,
                   2002                        $        294,849
                   2003                                 304,615
                   2004                                 313,291
                   2005                                 266,053
                                               ----------------
                                                      1,178,808

               Less sublease income                     370,333
                                               ----------------
                                               $        808,475
                                               ================

     Rent expense, net amounted to $233,974 and $183,231 for the years ended December 31, 2001 and 2000, respectively.

(11) Incentive and Nonqualified Stock Option Plan:

     On July 14, 1999, the Company enacted an Incentive and Nonqualified Stock Option Plan (the "Plan") for its employees and consultants under which a maximum of 3,000,000 options (Amendment to increase the available shares from 1,500,000 to 3,000,000 approved by the shareholders in December 2001) and approved by the shareholders may be granted to purchase common stock of the Company.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(11) Incentive and Nonqualified Stock Option Plan, Continued:

     Two types of options may be granted under the Plan: (1) Incentive Stock Options (also know as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Nonstatutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is greater than 85% of the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan vest at a rate of at least 20% per year over a 5-year period from the date of the grant or sooner if approved by the Board of Directors. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company follows SFAS No. 123 for stock options granted to non-employees and records a consulting expense equal to the fair value of the options at the date of grant.

     During 2000, the Company granted 53,725 stock options exercisable at an average exercise price of $10.22 to consultants for professional services provided to the Company. The options expire at various times through 2003. The options were valued using the Black-Scholes method at the date of grant.

     During 2001, the Company granted 250,000 stock options exercisable at an exercise price of $0.65 to a consultant for professional services provided and to be provided to the Company. The options expire at various times through 2004. The options were valued using the Black-Scholes method at the date of grant. Compensation expense, recognized over the vesting period, to consultants pursuant to SFAS No. 123 amounted to $140,263 and $199,311 for the years ended December 31, 2001 and 2000, respectively.

     The number and weighted average exercise prices of options granted under the plan for the years ended December 31, 2001 and 2000 are as follows:


                                                                2001                       2000
                                                       ---------------------      ----------------------
                                                                    Average                      Average
                                                                   Exercise                     Exercise
                                                         Number      Price         Number         Price
                                                         ------      -----         ------         -----
      Outstanding at beginning of the year               916,325    $  6.51        400,500      $  6.01
      Granted during the year                          1,667,920       0.99        563,825         6.86
      Terminated during the year                         505,620       5.47         48,000         5.85
      Exercised during the year                                -          -              -            -
      Outstanding at end of the year                   2,078,625       2.33        916,325         6.51
      Exercisable at end of the year                     645,525       3.94        338,395         6.76


                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(11) Incentive and Nonqualified Stock Option Plan, Continued:

     Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information using the Black-Scholes method at the date of grant based on the following assumptions:

        Expected life                      3 Years
        Risk-free interest rate               5.0%
        Dividend yield                          -
        Volatility                            155%

     This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of its employee stock options.

     For purposes of SFAS 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's proforma information is as follows:

                                                              December 31, 2001
                                                              -----------------
         Net loss, as reported                                   $ (8,778,279)
         Pro forma net loss                                      $ (9,840,642)

         Basic and diluted historical loss per share             $      (0.59)
         Pro forma basic and diluted loss per share              $      (0.66)

(12) Warrants:

     At December 31, 2001, the Company had warrants outstanding that allow the holders to purchase up to 1,457,567 shares of common stock, of which, 231,884 warrants had an exercise price of $9.76 expiring through October 2005 and 1,225,683 warrants had an exercise price ranging from $0.40 to $2.00 per share, expiring through September 2006.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

(12) Warrants, Continued:

     The number and weighted average exercise prices of the warrants for the years ended December 31, 2001 and 2000 are as follows:

                                                                          2001                      2000
                                                                 ---------------------     ----------------------
                                                                              Average                     Average
                                                                             Exercise                    Exercise
                                                                   Number      Price        Number         Price
                                                                   ------      -----        ------         -----

         Outstanding at beginning of the year                      882,414    $ 14.06              -     $     -
         Granted during the year                                 1,225,683       1.04        882,414       14.06
         Exercised during the year                                       -          -              -           -
         Terminated during the year                                650,530      15.60              -           -
         Outstanding at end of the year                          1,457,567       2.42        882,414       14.06
         Exercisable at end of the year                          1,457,567       2.42        882,414       14.06

(13) Subsequent Events:

     During January 2002, the Company entered into a new convertible debt financing agreement with Stonestreet Limited Partnership and Laurus Master Fund, Ltd. for an aggregate of $1.45 million. The stated interest rate is 4% per annum and the unpaid principal and interest balance is due in full by January 7, 2004. Net proceeds to the Company amounted to approximately $1.32 million, which is net of debt issue costs. The Company issued 500,000 warrants to acquire 500,000 shares of the Company's common stock at an exercise price of $0.96. In addition, since this debt is convertible into equity at the option of the note holder at beneficial conversion rates, an embedded beneficial conversion feature will be recorded as a debt discount and amortized using the effective interest rate over the life of the debt in accordance with EITF 00-27. Total cost of beneficial conversion feature, debt discount and cost of warrants issued exceed the face value of the notes payable, therefore, only $1.45 million, the face amount of the note, is recognizable as debt discount, and will be amortized over the life of the notes payable. Any unamortized debt discount and beneficial conversion feature will be charged to expense upon conversion, as interest expense.

     During January 2002, the remaining balance of $550,000 related to the 5% Note Payable was converted into approximately 2,468,000 common shares.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          BALANCE SHEET - JUNE 30, 2002

                                   (UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                        $    770,236
  Accounts receivable                                                       305
  Inventory                                                              79,387
  Prepaid expenses                                                      177,688
                                                                   -------------

          Total current assets                                        1,027,616

PROPERTY AND EQUIPMENT, net of
  accumulated depreciation and amortization                             567,550

OTHER ASSETS:
  Software licensing, net of accumulated amortization                     9,800
  Software development costs, net of accumulated amortization           904,959
  Deposits                                                               52,068
  Trademarks, net of accumulated amortization                           131,958
  Patents                                                                61,990
                                                                   -------------

          Total other assets                                          1,160,775
                                                                   -------------

                                                                   $  2,755,941

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES -
  accounts payable and accrued expenses                            $    623,184

4% CONVERTIBLE NOTE PAYABLE, due January 7, 2004                          8,427
Less unamortized discount                                                (6,320)
                                                                   -------------

                                                                          2,107

4% CONVERTIBLE NOTE PAYABLE, due January 7, 2004                        152,500
Less unamortized discount                                              (114,375)
                                                                   -------------

                                                                         38,125

STOCKHOLDERS' EQUITY:
  Preferred stock; $.001 par value, 10,000,000 shares
    authorized, no shares issued and outstanding                             --
  Common stock; $.001 par value, 50,000,000 shares
    authorized, 32,336,792 shares issued and outstanding                 32,512
  Additional paid-in capital                                         25,762,324
  Deficit accumulated during development stage                      (23,702,311)
                                                                   -------------

          Total stockholders' equity                                  2,092,525
                                                                   -------------

                                                                   $  2,755,941


See accompanying notes to financial statements.

                                              ONE VOICE TECHNOLOGIES, INC.
                                              (A DEVELOPMENT STAGE ENTERPRISE)

                                                STATEMENTS OF OPERATIONS

                                                       (UNAUDITED)

                                                  SIX MONTHS ENDED              THREE MONTHS ENDED        FROM INCEPTION ON
                                              JUNE 30,        JUNE 30,        JUNE 30,        JUNE 30,   JANUARY 1, 1999 TO
                                                2002            2001            2002            2001       JUNE 30, 2002
                                           -------------   -------------   -------------   -------------   -------------
REVENUES                                   $    284,931    $    124,860    $        306    $     61,162    $    547,481

COST OF REVENUES                                 30,185          23,980              --           3,329         169,375
                                           -------------   -------------   -------------   -------------   -------------

GROSS PROFIT                                    254,746         100,880             306          57,833         378,106
                                           -------------   -------------   -------------   -------------   -------------

GENERAL AND ADMINISTRATIVE EXPENSES           3,998,943       4,124,257       2,110,846       1,832,494      24,080,417
                                           -------------   -------------   -------------   -------------   -------------

NET LOSS                                   $ (3,744,197)   $ (4,023,377)   $ (2,110,540)   $ (1,774,661)   $(23,702,311)
                                           =============   =============   =============   =============   =============

NET LOSS PER SHARE, basic and diluted      $      (0.13)   $      (0.31)   $      (0.07)   $      (0.13)
                                           =============   =============   =============   =============

WEIGHTED AVERAGE COMMON EQUIVALENT

  SHARES OUTSTANDING - BASIC AND DILUTED     28,013,414      13,106,333      30,222,468      13,301,047
                                           =============   =============   =============   =============

See accompanying notes to financial statements.

                                                          F-24

                                            ONE VOICE TECHNOLOGIES, INC.
                                          (A DEVELOPMENT STAGE ENTERPRISE)

                                          STATEMENT OF STOCKHOLDERS' EQUITY

                                                     (UNAUDITED)

                                                                                          Deficit
                                                                                        accumulated
                                                Common stock              Additional       during           Total
                                        -----------------------------      paid-in      development     stockholders'
                                            Shares         Amount          capital         stage           equity
                                        -------------   -------------   -------------  -------------   -------------
Balance at January 1, 1999                12,720,000    $     12,720    $         --   $         --    $     12,720

Net proceeds from issuance of
  common stock in connection
  with merger                              7,000,000           7,000         106,236             --         113,236

Net proceeds from issuance of
  common stock                             1,500,000           1,500       2,544,422             --       2,545,922

Net issuance of common stock in
  exchange for services                      150,000             150         299,850             --         300,000

Redemption of common stock               (10,000,000)        (10,000)             --             --         (10,000)

Net loss for the year ended
  December 31, 1999                               --              --              --     (1,782,215)     (1,782,215)
                                        -------------   -------------   -------------  -------------   -------------

Balance at December 31, 1999              11,370,000          11,370       2,950,508     (1,782,215)      1,179,663

Net proceeds from issuance of
  common stock and warrants                  312,500             313       1,779,523             --       1,779,836

Net proceeds from issuance of
  common stock and warrants                  988,560             988      12,145,193             --      12,146,181

Issuance of warrants in exchange
  for services                                    --              --          55,000             --          55,000

Issuance of options in exchange
  for services                                    --              --         199,311             --         199,311

Issuance of warrants in connection
  with financing                                  --              --       1,576,309             --       1,576,309

Net loss for the year ended
  December 31, 2000                               --              --              --     (9,397,620)     (9,397,620)
                                        -------------   -------------   -------------  -------------   -------------

Balance at December 31, 2000              12,671,060          12,671      18,705,844    (11,179,835)      7,538,680

                                                    (Continued)

See accompanying notes to financial statements.

                                                        F-25

                                            ONE VOICE TECHNOLOGIES, INC.
                                          (A DEVELOPMENT STAGE ENTERPRISE)

                                          STATEMENT OF STOCKHOLDERS' EQUITY

                                                     (UNAUDITED)

                                                                                          Deficit
                                                                                        accumulated
                                                Common stock              Additional       during           Total
                                        -----------------------------      paid-in      development     stockholders'
                                            Shares         Amount          capital         stage           equity
                                        -------------   -------------   -------------  -------------   -------------

Conversion of debt to equity, net
 of unamortized debt discount              3,220,765           3,220         571,867             --         575,087

Issuance of options in exchange
  for services                                    --              --          58,864             --          58,864

Issuance of stock and warrants in
  Connection with settlement                 110,000             110         247,940             --         248,050

Proceeds from sale of common stock
  and warrants, net of offering costs        702,350             702         839,318             --         840,020

Issuance of warrants in connection
  with debt financing                             --              --          92,400             --          92,400

Beneficial conversion feature
  embedded in debt securities                     --              --         417,450             --         417,450

Conversion of debt to
  equity - Laurus Master Fund              3,402,600           3,403         595,399             --         598,802

Conversion of debt to equity -
  Stonestreet Capital                      2,973,780           2,974         506,137             --         509,111

Net loss for the year ended
  December 31, 2001                               --              --              --     (8,778,279)     (8,778,279)
                                        -------------   -------------   -------------  -------------   -------------

Balance at December 31, 2001              23,080,555          23,080      22,035,219    (19,958,114)      2,100,185

Conversion of debt to equity               2,624,447           2,624         309,941             --         312,565

Issuance of warrants in connection
  With debt financing                             --              --         361,345             --         361,345

Beneficial conversion feature
  embedded in debt securities                     --              --         964,655             --         964,655

Issuance of options in exchange
  for services                                    --              --          76,138             --          76,138

                                                    (Continued)

See accompanying notes to financial statements.

                                                        F-26

                                            ONE VOICE TECHNOLOGIES, INC.
                                          (A DEVELOPMENT STAGE ENTERPRISE)

                                          STATEMENT OF STOCKHOLDERS' EQUITY

                                                     (UNAUDITED)

                                                                                          Deficit
                                                                                        accumulated
                                                Common stock              Additional       during           Total
                                        -----------------------------      paid-in      development     stockholders'
                                            Shares         Amount          capital         stage           equity
                                        -------------   -------------   -------------  -------------   -------------

Issuance of common stock                   2,666,667           2,667         721,166             --         723,833

Cashless exercise of warrants                 10,512              --              --             --              --

Conversion of debt to
  equity - Laurus Master Fund              2,067,629           2,254         694,774             --         697,028

Conversion of debt to
  equity - Stonestreet Capital             1,886,982           1,887         599,086             --         600,973

Net loss for the six months ended
  June 30, 2002                                   --              --              --     (3,744,197)     (3,744,197)
                                        -------------   -------------   -------------  -------------   -------------

Balance at June 30, 2002                  32,336,792    $     32,512    $ 25,762,324   $(23,702,311)   $  2,092,525
                                        =============   =============   =============  =============   =============

See accompanying notes to financial statements.

                                                        F-27

                                               ONE VOICE TECHNOLOGIES, INC.
                                             (A DEVELOPMENT STAGE ENTERPRISE)

                                                 STATEMENTS OF CASH FLOWS

                                     INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                       (UNAUDITED)

                                                                                                        From inception on
                                                          Six months ended       Six months ended      January 1, 1999 to
                                                            June 30, 2002          June 30, 2001          June 30, 2002
                                                            -------------          -------------          -------------
CASH FLOWS PROVIDED BY (USED FOR)
 OPERATING ACTIVITIES:
  Net loss                                                 $   (3,744,197)        $     (4,023,377)      $   (23,702,311)
                                                           ---------------        -----------------      ----------------

 ADJUSTMENTS TO RECONCILE NET LOSS TO NET
  CASH PROVIDED BY OPERATING ACTIVITIES:
      Depreciation and amortization                               424,517                  705,849             2,748,846
      Loss on disposal of assets                                      114                        -               500,115
      Amortization of discount on note payable                  1,430,404                   67,313             2,685,429
      Options issued in exchange for services                      38,000                   15,682               377,574
      Warrants issued in exchange for services                          -                        -               221,650

 CHANGES IN OPERATING ASSETS AND LIABILITIES:
  (INCREASE) DECREASE IN ASSETS:
      Licensing revenue receivable                                    240                  323,156              (249,760)
      Advertising revenue receivable                                    -                        -               249,455
      Inventory                                                    30,066                    6,330               (79,387)
      Prepaid advertising                                               -                  100,000                     -
      Prepaid mailing lists                                             -                        -              (750,000)
      Prepaid expenses                                           (111,049)                (148,883)             (177,689)
      Deposits                                                     (3,766)                    (315)              (52,068)

  INCREASE (DECREASE) IN LIABILITIES:
      Accounts payable and accrued expenses                       (63,261)                (152,286)              623,184
      Deferred revenue                                                  -                  (37,500)              250,000
                                                           ---------------        -----------------      ----------------

          Total adjustments                                     1,745,265                  879,346             6,347,349
                                                           ---------------        -----------------      ----------------

          Net cash used for operating activities               (1,998,932)              (3,144,031)          (17,354,962)
                                                           ---------------        -----------------      ----------------

CASH FLOWS USED FOR INVESTING ACTIVITIES:
  Purchase of property and equipment                                  782                  (50,362)           (1,397,884)
  Software licensing                                               (6,013)                       -            (1,145,322)
  Software development costs                                         (980)                (255,878)           (1,561,203)
  Trademarks                                                       (3,585)                  (5,603)             (238,766)
  Patents                                                          (6,358)                       -               (65,374)
  Loan fees                                                             -                        -              (200,000)
                                                           ---------------        -----------------      ----------------

          Net cash used for investing activities                  (16,154)                (311,843)           (4,608,549)
                                                           ---------------        -----------------      ----------------

                                                       (Continued)

See accompanying notes to financial statements.

                                                           F-28

                                               ONE VOICE TECHNOLOGIES, INC.
                                             (A DEVELOPMENT STAGE ENTERPRISE)

                                           STATEMENTS OF CASH FLOWS (CONTINUED)

                                     INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                       (UNAUDITED)

                                                                                                        From inception on
                                                          Six months ended       Six months ended      January 1, 1999 to
                                                            June 30, 2002          June 30, 2001          June 30, 2002
                                                            -------------          -------------          -------------
CASH FLOWS PROVIDED BY (USED FOR) FINANCING
 ACTIVITIES:
  Proceeds from issuance of common stock, net                     723,833                  840,020            18,461,747
  Proceeds from loans payable                                           -                        -               200,000
  Proceeds from convertible note payable                        1,326,000                        -             4,282,000
  Payments on loan payable officer stockholder                          -                        -              (200,000)
  Retirement of common stock, net                                       -                        -               (10,000)
                                                           ---------------        -----------------      ----------------

          Net cash provided by financing activities             2,049,833                  840,020            22,733,747
                                                           ---------------        -----------------      ----------------

NET INCREASE (DECREASE) IN CASH                                    34,747               (2,615,854)              770,236
CASH AND CASH EQUIVALENTS, beginning of year                      735,489                4,387,622                     -
                                                           ---------------        -----------------      ----------------

CASH AND CASH EQUIVALENTS, end of year                     $      770,236         $      1,771,768       $       770,236
                                                           ===============        =================      ================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                            $            -         $          1,266       $     1,791,475
                                                           ===============        =================      ================
  Income taxes paid                                        $          800         $              -       $         5,023
                                                           ===============        =================      ================

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
 ACTIVITIES:
   Options issued in exchange for services                 $       76,138         $         15,682       $       334,312
                                                           ===============        =================      ================
   Warrants issued for settlement                          $            -         $              -       $       221,650
                                                           ===============        =================      ================
   Warrants issued in connection with financing            $    1,326,000         $        302,000       $     2,994,709
                                                           ===============        =================      ================
   Common Stock issued in exchange for debt                $            -         $        216,366       $       216,366
                                                           ===============        =================      ================
   Conversion of debt to equity                            $    1,604,138         $              -       $     3,287,138
                                                           ===============        =================      ================

See accompanying notes to financial statements.

                                                           F-29

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2002

(1)      ORGANIZATION:

                  One Voice Technologies, Inc. (formerly Conversational Systems, Inc.) was incorporated under the laws of the State of California on April 8, 1991. The Company commenced operations in 1999.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         INTERIM FINANCIAL STATEMENTS:

                  The accompanying financial statements include all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for the full year ending December 31, 2002. The financial statements should be read in conjunction with the financial statements included in the annual report of One Voice Technologies, Inc. (the "Company") on Form 10-KSB for the year ended December 31, 2001.

         BUSINESS ACTIVITY:

                  One Voice Technologies, Inc. is a developer of 4th Generation voice solutions for the wireless, Telematics, TV/Internet appliance and Interactive Multimedia markets.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         SIX MONTHS ENDED JUNE 30, 2002

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         REVENUE RECOGNITION:

                  The Company recognizes revenues when earned in the period in which the service is provided. The Company's revenue recognition policies are in compliance with all applicable accounting regulations, including American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. Any revenues from software arrangements with multiple elements are allocated to each element of the arrangement based on the relative fair values using specific objective evidence as defined in the SOPs. If no such objective evidence exists, revenues from the arrangements are not recognized until the entire arrangement is completed and accepted by the customer. Once the amount of the revenue for each element is determined, the Company recognizes revenues as each element is completed and accepted by the customer. For arrangements that require significant production, modification or customization of software, the entire arrangement is accounted for by the percentage of completion method, in conformity with Accounting Research Bulletin ("ARB") No. 45 and SOP 81-1.

                  Service and license fees are deferred and recognized over the life of the agreement. Revenues from the sale of products are recognized upon shipment of the product.

(3)      STOCKHOLDERS' EQUITY:

                  Equity Financing
                  ----------------

                  During May 2002, the Company entered into an equity financing agreement of up to $5 million, with an initial put demand by the Company for approximately $800,000 in exchange for 2,666,667 shares of the Company's common stock at a price of $0.30 per share. Subsequently, on August 8, 2002, $500,000 of the $800,000 investment was repriced and 833,334 shares of common stock was issued to the investors so that the average cost of the initial put was $0.22857 per share. Pursuant to this agreement, the Company can exercise its right to require the Investor to purchase a discretionary amount of the Company's common stock as determined by the Company, subject to the terms of the agreement. The minimum put amount is $150,000 and the offering price of the Company's common stock is determined on a formula, as set forth in the agreement. In addition, the Company also issued 300,000 warrants to purchase shares of the Companies commons stock at an exercise price of $0.43 per share. Subsequently, on August 8, 2002, the Company adjusted the exercise price on these warrants to $.20 per share due to a subsequent financing. The Company paid a finders fee of $48,000 and issued 75,000 warrants with an exercise price of $0.43, the value of which has been netted against the gross proceeds.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         SIX MONTHS ENDED JUNE 30, 2002

(3)      STOCKHOLDERS' EQUITY, CONTINUED:

                  Conversion of Debt
                  ------------------

                  During the three months ended March 31, 2002, approximately $381,075 of notes payable was converted into 1,047,723 shares of the Company's common stock at an average conversion price of $0.36 per share by Laurus Master Fund and Stonestreet Capital. In addition, Neville converted the remaining principal balance of $550,000 ($312,565 carrying book value, net of unamortized debt discount) related to the 5% Note Payable into 2,624,447 common shares.

                  During the three months ended June 30, 2002, approximately $917,000 of notes payable was converted into 2,907,000 shares of the Company's common stock at an average conversion price of $0.32 per share by Laurus Master Fund and Stonestreet Capital.

4)       SUBSEQUENT EVENTS:

                  On August 8, 2002, we entered into securities purchase agreement with two accredited investors, Stonestreet Limited Partnership and Alpha Capital Aktiengesellschaft for the issuance of 4% convertible debentures in the aggregate amount of $650,000. The debentures are convertible into common stock at a conversion price of the lower of $.242 or 80% of the average of the five lowest closing bid prices for the common stock thirty days prior to conversion. In addition, an aggregate of 491,400 common stock purchase warrants were issued to the investors. Each common stock purchase warrant has an exercise price of $.252. The commission for the transaction was 8%. The offering of convertible debentures was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

                  On August 8, 2002, the Company repriced Stonestreet's May 2002 investment and issued them 833,334 shares of common stock. In addition, the company repriced Stonestreet's common stock purchase warrants' exercise price to $.20 per share. The Company will recognize an expense for the additional consideration given up during the period the transaction occurred (third quarter of 2002).

============================================  ==================================
You should rely only on the information
contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

                                                  UP TO 15,091,500 SHARES
                                                           OF OUR
                                                      OF COMMON STOCK

            TABLE OF CONTENTS
                                        Page
                                        ----

Prospectus Summary                        2
Risk Factors                              3
Use Of Proceeds                           9                ONE VOICE
Market For Common Equity And Related                   TECHNOLOGIES, INC.
  Stockholder Matters                    10
Management's Discussion And Analysis
   Or Plan Of Operation                  16     6333 Greenwich Drive, Suite 240
Business                                 14       San Diego, California 92122
Management                               22            (858) 552-4466
Certain Relationships And Related
   Transactions                          26
Security Ownership Of Certain
   Beneficial Owners And Management      27
Description Of Securities                28
Plan Of Distribution                     29
Selling Stockholders
Legal Matters                            32
Experts                                  33
Available Information                    33
Index To Financial Statements            34

                                                         __________________

                                                            PROSPECTUS

                                                         __________________

                                                         September 12, 2002

============================================  ==================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

           NATURE OF EXPENSE                                  AMOUNT
           -----------------                                  ------
           SEC Registration fee                               $2,099.50
           Accounting fees and expenses                        5,000.00*
           Legal fees and expenses                             8,000.00*
           Printing and related expenses                       3,000.00*
                                                             -----------
                                 TOTAL                       $18,099.50*
                                                             ===========

* Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         In September 1998, we offered and sold 220,000 shares of common stock at $.25 per share to a non-affiliated investor for net proceeds of $55,000. he Company relied on an exemption from registration pursuant to Regulation S as the basis of exemption from registration. Regulation S was available to this investor as the sale was made outside of the United States to an investor who was not a U.S. resident, citizen or corporation, nor were any officers or directors of the investing corporation U.S. residents or citizens.

         From the period of approximately May 1, 1999 until July 14, 1999, we offered and sold 1,500,000 shares of restricted stock at $2.00 per share to thirty-two non-affiliated private investors. Each investor completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts and that the investors were accredited as defined. This offering was not accompanied by general advertisement or general solicitation. The Company relied on Section 4(2) of the Securities Act of 1993, as amended (the "Act") as the basis of exemption from registration. The offering generated proceeds, net of offering costs, of approximately $2,846,000. An additional 150,000 shares of the Company's common stock was issued for services rendered in connection with this private placement, which was valued at $2.00 per share.

         On June 22, 1999, in connection with a Merger Agreement and Plan of Reorganization with Dead On, Inc., all of the outstanding shares of common stock of Conversational Systems, Inc. were exchanged for 7,000,000 newly-issued shares of our common stock. We relied on Section 4(2) of the Act as the basis of exemption from registration.

         In January 2000, we offered and sold 312,500 shares of common stock at $6.40 per share and 156,250 common stock purchase warrants to a non-affiliated institutional investor raising net proceeds of $1,800,000. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $8.00. The institutional investor completed a subscription confirmation letter and private placement subscription agreement whereby the investor certified that it was purchasing the shares for its own account and that the investor was accredited and sophisticated as defined. This offering was not accompanied by general advertisement or general solicitation. We relied on Section 4(2) of the Act as the basis of exemption from registration.

         In March 2000, we offered approximately 1 million units consisting of one share of our common stock and one-half common stock purchase warrant for each unit purchased. We received net proceeds of $12,146,181 from the issuance of 988,560 shares of common stock and 494,280 common stock purchase warrants in reliance on Section 4(2) of the Act as the basis of exemption from registration. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $18.00.

         In October 2000, we entered into an agreement for the issuance of an initial amount of $2,000,000 worth of 4% Convertible Debentures and 231,884 common stock purchase warrants with the Selling Stockholders in reliance on
Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $9.76. Under the Securities Purchase Agreement, additional 4% Convertible Debentures and common stock purchase warrants may be offered to the Selling Stockholders for total gross proceeds from this offering of up to $10,000,000. The Selling Stockholders represented to us that they were accredited investors as defined in the Act and that they were able to protect their own interests in connection with the investment. The shares underlying this private placement are being registered in this registration statement. The commission for the transaction was 10% ($200,000) and a common stock purchase warrant for 23,188 shares of our stock at an exercise price per share of $9.76.

         On August 3, 2001, we entered into a settlement agreement with Dominick & Dominick LLC, to be effective September 1, 2001, pursuant to which we issued 110,000 shares of common stock and 300,000 common stock purchase warrants. We relied on Section 4(2) of the Act as a basis of exemption from registration. The Settlement Agreement was entered into in order to settle a dispute regarding a financial consulting agreement which we had entered into with Dominick & Dominick LLC as of May 30, 2000. Such shares and warrants were subsequently transferred to Dominick & Dominick Financial Corp., a Delaware corporation.

         In September 2001, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. for the issuance of a $600,000 8% convertible debenture and 100,000 common stock purchase warrants in reliance on Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.515. The commission for the transaction was 10% ($60,000) and a common stock purchase warrant for 100,000 shares of our stock at an exercise price per share of $.515.

         In September 2001, we entered into a securities purchase agreement with the Stonestreet Limited Partnership for the issuance of a $500,000 8% convertible debenture and 83,333 common stock purchase warrants in reliance on
Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.515. The commission for the transaction was 10% ($50,000) and a common stock purchase warrant for 83,333 shares of our stock at an exercise price per share of $.515.

         In January 2002, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. and Stonestreet Limited Partnership for the issuance of an aggregate of $1,452,500 principal amount of 4% convertible notes and an aggregate of 500,000 common stock purchase warrants in reliance on
Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.96. The commission for the transaction was $87,500 and a 4% convertible note in the amount of $52,500.

         On May 7, 2002, we issued 2,666,666 shares of our common stock to Stonestreet Limited Partnership for $800,000. In addition we issued to Stonestreet 300,000 warrants exercisable into shares of our common stock at $.43 per share. We paid $48,000 and issued 75,000 warrants exercisable at $.43 per share as a finder's fee to Stonestreet Corporation. On August 8, 2002, we repriced Stonestreet's May 2002 investment and issued them 833,334 shares of common stock. In addition, we repriced Stonestreet's common stock purchase warrants exercise price to $.20 per share.

         On January 7, 2002, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. and Stonestreet Limited Partnership for the issuance of an aggregate of $1.45 million principal amount of 4% convertible notes and an aggregate of 500,000 common stock purchase warrants in reliance on
Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.96. The commission for the transaction was $87,500 and a 4% convertible note in the amount of $52,500. The notes bear interest at 4%, matures on January 7, 2004, and are convertible into our common stock, at the holder's option, at the lower of (i) $0.997 or (ii) 80% of the five lowest VWAPs for the common stock on a principal market for the 30 trading days before but not including the conversion date. VWAP means the daily volume weighted average prices of our common stock. The note may not be paid, in whole or in part, before January 7, 2004 without the consent of the holder. The full principal amount of the convertible notes are due upon default under the terms of convertible notes. The warrants are exercisable until January 5, 2005 at a purchase price of $.96 per share. Subsequently, on May 7, 2002, due to an additional financing, these warrants were repriced at $0.90 per share pursuant to the terms of this financing agreement.

         On August 8, 2002, we entered into securities purchase agreement with two accredited investor, Stonestreet Limited Partnership and Alpha Capital Aktiengesellschaft for the issuance of 4% convertible debentures in the aggregate amount of $650,000. The debentures are convertible into common stock at a conversion price of the lower of $.242 or 80% of the average of the five lowest closing bid prices for the common stock thirty days prior to conversion. In addition, an aggregate of 491,400 common stock purchase warrants were issued to the investors. Each common stock purchase warrant has an exercise price of $.252. The commission for the transactions were 8%. The offering of convertible debentures was exempt from registration under Rule 506 of Regulation D and under
Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27.  EXHIBITS.

         The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean One Voice Technologies, Inc., a Nevada corporation.

         Exhibit No.             Description
         -----------             -----------

                        PLANS OF ACQUISITION

             2.1 Merger Agreement and Plan of Reorganization with Conversational Systems, Inc. dated June 22, 1999 (filed herewith).

                        ARTICLES OF INCORPORATION AND BYLAWS

             3.1        Articles of Incorporation of Belridge Holdings Corp.
                        filed with the Nevada Secretary of State on August 23, 1995 (incorporated by reference to Exhibit 3(i) to our Form 10-SB filed October 7, 1999).

             3.2 Certificate of Amendment of Articles of Incorporation of Belridge Holdings Corp. changing its name to Dead On, Inc. (incorporated by reference to Exhibit 3(i) to our Form 10-SB filed October 7, 1999). The Certificate originally filed on September 25, 1998, was canceled and re-filed with the Nevada Secretary of State on June 10, 1999.

             3.3 Articles of Merger for the merger of Conversational Systems, Inc. into Dead On, Inc. filed with the Nevada Secretary of State on July 14, 1999 with supporting documents (incorporated by reference to Exhibit 2 to our Form 10-SB, filed October 7, 1999). This document changed the name of the surviving entity, Dead On, Inc., to ConversIt.com, Inc.

             3.4 Certificate of Amendment of Articles of Incorporation of ConversIt.com, Inc. changing its name to One Voice Technologies, Inc. (incorporated by reference to Exhibit 2 to our Form 10-SB filed October 7, 1999).

             3.5 Bylaws of Belridge Holdings Corp. (incorporated by reference to Exhibit 3(ii) of our Form 10-SB, filed October 7, 1999).

             3.6 Amendment to Bylaws dated July 11, 2000 (excerpted) (incorporated by reference to Exhibit 4.3 of our Form S-8, filed October 3, 2000).

                        INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS

             4.1 Common Stock Purchase Warrant with Veritas SG Investments from the January 2000 offering (incorporated by reference to Exhibit 4.1 of our Form SB-2, filed November 11, 2000).

             4.2 Form of Common Stock Purchase Warrant from the March 2000 offering (incorporated by reference to Exhibit 4.1 of our Form SB-2, filed November 11, 2000).

         Exhibit No.             Description
         -----------             -----------

             4.3 Securities Purchase Agreement ("SPA") with Nevelle Investors LLC dated October 3, 2000, and Form of Debenture (Exhibit A to the SPA), Form of Warrant (Exhibit B to the SPA), Conditional Warrant dated October 3, 2000 (Exhibit C to the SPA) and Registration Rights Agreement dated October 3, 2000 (Exhibit E to the
                        SPA), each with Nevelle Investors LLC (incorporated by reference to Exhibit 4 to our Form 10-QSB, filed November 14, 2000).

                        OPINION REGARDING LEGALITY

             5.1 Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).

                        MATERIAL CONTRACTS

             10.1 Employment Agreement with Dean Weber dated July 14, 1999 (incorporated by reference to Exhibit 10 to our Form 10-SB, filed October 7, 1999). This agreement was amended on April 10, 2000, to increase Mr. Weber's annual salary to $252,000.

             10.2 Consulting Agreement with KJN Management Ltd. For the services of Rahoul Sharan dated July 14, 1999 (incorporated by reference to Exhibit 10 to our Form 10-SB, filed October 7, 1999). This agreement was amended on April 10, 2000, to increase the annual consulting fee to $180,000.

             10.3 Software Agreement with IBM/OEM dated September 21, 1999 (incorporated by reference to Exhibit 4.4 to our Form SB-2 filed November 20, 2000).

             10.4 Software License Agreement with Philips Spech Processing dated March 3, 2000 (incorporated by reference to Exhibit 4.4 to our Form SB-2 filed November 20, 2000) .

             10.5 Amended and Restated 1999 Stock Option Plan (incorporated by reference to Exhibit 4.4 to our Form S-8, Amendment No. 1, filed October 4, 2000).

             10.6       Subscription Agreement dated August 8, 2002

             10.7       Alpha Capital Note

             10.8       Alpha Capital Warrant

             10.9       Stonestreet Note

             10.10      Stonestreet Warrant

                        CONSENTS OF EXPERTS AND COUNSEL

             23.1       Consent of independent auditors (filed herewith).

             23.2       Consent of legal counsel (see Exhibit 5).

ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on September 12, 2002.

                                         ONE VOICE TECHNOLOGIES, INC.

                                         By: /s/ Dean Weber
                                             -------------------------------
                                             Dean Weber, President

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

     SIGNATURE                                   TITLE                                 DATE
     ---------                                   -----                                 ----

/s/ Dean Weber                      Chief Executive Officer and Director           September 12, 2002
---------------------------
Dean Weber

/s/ Rahoul Sharan                   Chief Financial Officer and Director           September 12, 2002
---------------------------
Rahoul Sharan

/s/ George H. Kaelin, III           Director                                       September 12, 2002
---------------------------
George H. Kaelin, III

/s/ Bradley J. Ammon                Director                                       September 12, 2002
---------------------------
Bradley J. Ammon
